Exhibit 2.1

Execution Version

PURCHASE AND SALE AGREEMENT

BY AND BETWEEN

LAMAMCO DRILLING COMPANY

AS SELLER

AND

LINN ENERGY HOLDINGS, LLC

AS BUYER

i

3.12	Qualification	12

ARTICLE IV TITLE MATTERS		13

4.1	Access to Title Information	13
4.2	Title Warranty	13
4.3	Title Defects	14
4.4	Title Benefit	15
4.5	Notice of and Remedies for Material Title Defects	15
4.6	Preferential Purchase Rights	16
4.7	Consents to Assign	17

ARTICLE V BUYER’S INVESTIGATION OF PHYSICAL CONDITIONS AND SELLER’S DISCLAIMER		18

5.1	Inspection	18
5.2	Investigation	18
5.3	Disclaimer	18
5.4	Indemnity Regarding Access	19

ARTICLE VI BUYER’S INVESTIGATION OF ENVIRONMENTAL CONDITIONS		19

6.1	Inspection and Assessment of Environmental Condition(s)	19
6.2	Notice of and Remedies for Material Environmental Condition(s)	19

ARTICLE VII INDEMNIFICATION AND LITIGATION		20

7.1	Assumption and Indemnification	20
7.2	Retained and Assumed Litigation	22
7.3	Seller Retained Liabilities	22
7.4	Survival of Provisions	22
7.5	Exclusive Remedy	23
7.6	Limitation on Seller’s Indemnity Obligations	23
7.7	Notification of Claim	24

ARTICLE VIII ADDITIONAL COVENANTS OF THE PARTIES		24

8.1	Operations	24
8.2	Successor Operator	25
8.3	Contract Operating, Marketing and Financial Services Agreement	25
8.4	Casualty Loss	25
8.5	Right to Market Production	25
8.6	Hart-Scott-Rodino Act	26
8.7	Financial Statements	26
8.8	Transfer Taxes	27
8.9	Other Taxes	27
8.10	Cooperation	28
8.11	Updated Exhibits and Schedules	28
8.12	Notification of Breaches	28

ARTICLE IX DISPUTE RESOLUTION		29

9.1	Arbitration	29

9.2	Waiver of Certain Damages	29

ARTICLE X PROCEEDS, ROYALTY OBLIGATIONS, EXPENSES AND TAXES		30

10.1	Accounting for Production and Proceeds of Production	30
10.2	Royalty Obligations; Expenses	30
10.3	Joint Billing Audits, Credits and Advances	30
10.4	Payments on Behalf of Others	30
10.5	Filing of Tax Returns	30
10.6	Holdco and Subco Formation and Assignment	31

ARTICLE XI CONDITIONS OF CLOSING		32

11.1	Representations	32
11.2	Performance	32
11.3	Pending Matters	32
11.4	Expiration of HSR Waiting Period	32
11.5	Evidence of Bonding. Buyer shall deliver to Seller	33
11.6	Financial Statements	33

ARTICLE XII CLOSING		33

12.1	Date and Place of Closing	33
12.2	Closing Obligations	33
12.3	Files	34

ARTICLE XIII TERMINATION OF AGREEMENT		34

13.1	Grounds for Termination	34
13.2	Effect of Termination	35

ARTICLE XIV CONTINUING OBLIGATIONS		36

14.1	Post-Closing Settlement	36
14.2	Further Assurances	37
14.3	Gas Imbalances	38
14.4	Recording	38
14.5	Confidentiality	38
14.6	Preservation of Books and Records	38
14.7	Financial Statements	39

ARTICLE XV EMPLOYEE MATTERS		39

15.1	Continuing Employees	39
15.2	No Obligation to Hire Seller Employees	39
15.3	Interview, Screening, and Offers to Seller Employees	40
15.4	Employee Benefits	40
15.5	Control of Seller Employees	41
15.6	Solicitation of Continuing Employees	41
15.7	Waiver of Restrictions on Continuing Employees	42
15.8	No Third Party Beneficiaries	42

ARTICLE XVI MISCELLANEOUS		42

16.1	Definitions	42
16.2	Use of Seller’s Name	46
16.3	Integrations, Amendment and Modification	46
16.4	Descriptive Headings	46
16.5	Governing Law	46
16.6	Binding Effect; Assignment	46
16.7	Notices	47
16.8	DTPA Waiver	47
16.9	Waiver	47
16.10	References	48
16.11	Conspicuousness	48
16.12	Counterparts	48
16.13	Invalid Provisions	48
16.14	Complete Agreement	48

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of this 20th day of December, 2007, by and between LAMAMCO DRILLING COMPANY, hereinafter referred to as “Seller,” and LINN ENERGY HOLDINGS, LLC, hereinafter referred to as “Buyer.”

RECITALS

Buyer desires to purchase and Seller desires to sell all of Seller’s right, title and interest in and to the Assets defined herein pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, the benefits to be derived by each party hereunder and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1                                 Purchase and Sale of Assets  Subject to the terms and conditions of this Agreement, Seller shall sell and Buyer shall purchase as of the Effective Date (as hereinafter defined) the following described properties, rights and interests, whether real or personal, recorded or unrecorded, movable or immovable, tangible or intangible (collectively, the “Assets”):

(a)           All right, title and interest of Seller in and to, or otherwise derived from, the oil and gas leases, oil, gas and mineral leases, subleases and other leaseholds, carried interests, farmout rights, options and other properties and interests described in Exhibit A (and any ratifications, extensions and amendments thereof, whether or not the same are described on Exhibit A), subject to such depth limitations and other restrictions as may be set forth on Exhibit A (the “Leases”), together with all rights, title and interests of Seller in and to the lands covered by the Leases or lands unitized or pooled communitized or consolidated therewith (the “Lands”);

(b)           All right, title and interest of Seller in and to any and all oil, gas, water, carbon dioxide, or injection wells located on the Lands, whether producing, shut-in, or temporarily abandoned, including the interests in the wells shown on Exhibit A attached hereto (the “Wells”);

(c)           All leasehold interests of Seller in or to any pools or units that include any Lands or all or a part of any Leases or include any Wells, including those pools or units shown on Exhibit A (the “Units”; the Units, together with the Leases, Lands and Wells, being hereinafter referred to as the “Properties”), and including all leasehold interests of Seller in production from any such Unit, whether such Unit production comes from Wells located on or off of a Lease, and all tenements and appurtenances belonging to the Leases and Units;

(d)           All right, title and interest of Seller in all equipment, machinery, fixtures, facilities, and other tangible personal property and improvements located on the Properties or used or held for use primarily in connection with the operation of the Properties, including, but not limited to pumps, well equipment (surface and subsurface), saltwater disposal wells, lines and facilities, sulfur recovery facilities, compressors, compressor stations, dehydration facilities, treating facilities, pipeline gathering lines, flow lines, transportation lines (including long lines and laterals), valves, meters, separators, tanks, tank batteries, buildings, roads, and other fixtures (collectively, the “Equipment”);

(e)           All right, title and interest of Seller in and to all oil, condensate, natural gas, natural gas liquids, and other minerals produced from or attributable to the Properties, from and after the Effective Date, including “line fill” and inventory below the pipeline connection in tanks;

(f)            All right, title and interest of Seller in and to, or otherwise derived from, all contracts and agreements related to the Properties including, but not limited to, unit agreements, pooling agreements, areas of mutual interest, farmout agreements, farmin agreements, saltwater disposal agreements, water injection agreements, line well injection agreements, road use agreements, drilling contracts, operating agreements, well service contracts, production sales contracts, gas balancing agreements, storage or warehouse agreements, supplier contracts, service contracts, insurance contracts, construction agreements, division orders, and transfer orders, only insofar as such relate to the Properties, and only to the extent that such contracts are assignable, (collectively, the “Contracts”);

(g)           All right, title and interest of Seller in and to, or otherwise derived from, surface use agreements, easements, rights of way, licenses, authorizations, permits, and similar rights and interests applicable to, or used in connection with the Properties (collectively, the “Surface Contracts”); provided, however, that Seller expressly retains a right to use such surface use agreements, easements, rights of way, licenses, authorizations, permits, and similar rights and interests in the event and to the extent such rights relate to Properties in which Seller retains any rights or interests.

(h)           All right, title, and interest of Seller in and to all lease files, land files, well files, gas and oil sales contract files, gas processing files, division order files, abstracts, title opinions, land surveys, non-confidential logs, maps, engineering data and reports, reserve studies and evaluations (insofar as they cover and exist within the boundaries of the Lands); and files and all other books, records, data, files, maps and accounting records related primarily to the Assets, or used or held for use primarily in connection with the maintenance or operation thereof, but excluding (i) any books, records, data, files, maps and accounting records to the extent disclosure or transfer is restricted by third-party agreement or applicable law and the necessary consents to transfer are not obtained, (ii) attorney-client privileged communications and work product of Seller’s legal counsel (other than title opinions) and (iii) records relating to the negotiation and consummation of the sale of the Assets (subject to such exclusions, the “Records”), provided, however, that Seller may retain the originals of such files and other records as Seller has determined may be required for litigation, Tax, accounting, and auditing purposes and provide Buyer with copies thereof.

(i)            All right, title and interest of Seller in and to the real property described on Exhibit A.

(j)            All right, title and interest of Seller in the vehicles, as currently outfitted, described on Schedule 1.1(j).

1.2                                 Excluded Assets  Notwithstanding anything herein to the contrary, the Properties, Records and Assets do not include, and there is hereby excepted and reserved unto Seller, (i) the items listed on Exhibit B and (ii) any and all geophysical, seismic and other technical data and interpretations whose transfer is restricted by applicable Law or third party agreement (collectively, the “Excluded Assets”).

1.3                                 Purchase Price.

(a)           Purchase Price.  The aggregate purchase price for the Assets shall be $552,192,653.00 (“Purchase Price”), which shall be subject to adjustments as provided for herein. Buyer shall pay Seller five percent (5%) of the Purchase Price upon execution of this Agreement (the “Performance Guarantee Deposit”), with the balance of the Purchase Price to be paid at Closing as hereafter provided. If the transactions contemplated hereby are consummated as provided in this Agreement, the Performance Guarantee Deposit shall be applied to payment of the Purchase Price at Closing. If the transaction set forth in this Agreement is not consummated, the Performance Guarantee Deposit shall be retained or returned by Seller as per Article XIII. For federal income tax purposes, the interest earned on the Performance Guarantee Deposit shall be reported by Buyer, if the Performance Guarantee Deposit is applied to the Purchase Price or returned to Buyer, and by Seller, if the Performance Guarantee Deposit is retained by Seller in accordance with Article XIII.

(b)           Purchase Price Allocation.  The parties hereto agree to (i) allocate the Adjusted Purchase Price in accordance with the allocation schedule attached as Exhibit C hereto, and (ii) treat and report the transactions contemplated by this Agreement in all respects consistent with Exhibit C for purposes of any Taxes unless otherwise required by applicable law. Seller and Buyer shall duly prepare and timely file such reports and information as may be prescribed under Section 1060 of the Code, including Form 8594, and any similar returns or reports required under other applicable law to report the allocation of the Adjusted Purchase Price in accordance with Exhibit C. If, contrary to the intent of the parties hereto as expressed in this Section 1.3(b), any Taxing Authority makes or proposes an allocation different from the allocation determined under this Section 1.3(b), Buyer and Seller shall cooperate with each other in good faith to contest such Taxing Authority’s allocation (or proposed allocation), provided, however, that, after consultation with the party adversely affected by such allocation (or proposed allocation), the other party hereto may file such protective claims or Tax Returns as may be reasonably required to protect its interests.

1.4                                 Adjusted Purchase Price  The net price that the Buyer will pay for the Assets (“Adjusted Purchase Price”) shall be the Purchase Price as set forth in Section 1.3 above, adjusted in the following manner:

(a)           Less or plus, as applicable, any amounts determined to be a price adjustment pursuant to Article IV hereof for Material Title Defects or Material Title Benefits;

(b)           Less an amount equal to the Allocated Value of the Assets with respect to which preferential purchase rights have been exercised, as determined under Section 4.6 hereof;

(c)           Less an amount equal to the Allocated Value of the Assets with respect to which required consents to assign were not obtained and a price adjustment is required under Section 4.7 hereof;

(d)           Less an amount equal to any purchase price adjustment required under Article VI hereof;

(e)           Less amounts attributable to Casualty Loss as set forth in Section 8.4, if any;

(f)            Less (if a negative amount) or plus (if a positive amount) the Hedge Adjustment Amount;

(g)           If the Closing Date is later than the Target Closing Date solely as a result of the failure of the Buyer to fulfill its obligations under Sections 11.1(b), 11.2, and 11.5, plus the Closing Date Interest Amount; and

(h)           Less or plus any other amounts mutually agreed upon by the parties hereto.

1.5                                 Effective Date  Only in the event Closing occurs, the Assignment and Bill of Sale of the Assets shall be effective as of October 1, 2007, 7:00 a.m. local time where the Assets are located (“Effective Date”).

1.6                                 Treatment of Certain Assets  Any or all of the Contracts, Surface Contracts, and Equipment not directly associated with the wellhead, related to the operation of Seller-Operated Assets (collectively “Operating Assets”) may be assigned from Seller to any one of Buyer’s Affiliates, including Linn Operating, Inc., at Buyer’s option.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

2.1           General.

(a)           Any representation “to the knowledge of Seller” or “to Seller’s knowledge” is limited to matters within the actual knowledge of the individuals listed on Schedule 2.1(a) (“Seller Knowledge Individuals”).

(b)           Inclusion of a matter on a Schedule to a representation or warranty which addresses matters having a Material Adverse Effect shall not be deemed an indication that such matter does, or may, have a Material Adverse Effect. Matters may be disclosed on a Schedule to this Agreement for purposes of information only.

(c)           Subject to the foregoing provisions of this Section 2.1, the disclaimers and waivers contained in Section 5.3 and the other terms and conditions of this Agreement, Seller represents and warrants to Buyer the matters set out in Section 2.2 through 2.22 are true and correct as of the date hereof.

2.2                                 Existence and Qualification  Seller is a general partnership duly organized, validly existing and in good standing under the laws of the State of Oklahoma and is duly qualified to do business where the Assets are located, except where the failure to so qualify would not have a Material Adverse Effect.  All of the general partners of Seller are listed on Schedule 2.2 and are referred to herein as the “General Partners.”

2.3                                 Power  Seller has the legal power to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.

2.4                                 Authorization and Enforceability  The execution, delivery and performance of this Agreement, and the performance of the transactions contemplated hereby, have been duly and validly authorized by all necessary partnership action on the part of Seller, including the consent of the General Partners. This Agreement has been duly executed and delivered by Seller (and all documents required hereunder to be executed and delivered by Seller at Closing will be duly executed and delivered by Seller) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Seller, enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

2.5                                 No Conflicts  The execution, delivery and performance of this Agreement by Seller, and the transactions contemplated by this Agreement will not (i) violate any provision of the formation documents or partnership agreement of Seller, (ii) result in default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement to which Seller is a party or which affect the Assets, (iii) violate any judgment, order, ruling, or decree applicable to Seller as a party in interest, (iv) violate any Laws applicable to Seller or the Assets, except for (a) rights to consent by, required notices to, and filings with or other actions by any Governmental Authority where the same are not required prior to the assignment of oil and gas interests, require any filing with, notification of or consent, approval or authorization of any Governmental Authority and (b) any matters described in clauses (ii), (iii) or (iv) above which would not have a Material Adverse Effect.

2.6                                 Liability for Brokers’ Fees  Buyer shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Seller, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

2.7                                 Litigation  Except as set forth on Schedule 2.7, no investigation, proceeding, action, suit, or other legal proceeding of any kind or nature before any Governmental Authority or arbitrator (including any take-or-pay claims) is pending or threatened with respect to the Assets, Seller (with respect to any of the Assets), or either of them, or with respect to the ownership, operation, development, maintenance, or use of any thereof.

2.8           Tax Matters.

(a)           (1) All Tax Returns required to be filed on or before the date hereof by the Seller with respect to any of the Assets have been duly and timely filed (within any applicable extension periods) with the appropriate Taxing Authority; (2) all such Tax Returns are true, correct and complete in all material respects; (3) all Taxes shown to be due on such Tax Returns (and any other Taxes owed) have been paid in full or will be timely paid in full by the due date thereof; (4) all Tax withholding and deposit requirements imposed on or with respect to any of the Assets have been satisfied in full in all respects; (5) there are no liens on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax; (6) to Seller’s knowledge, there is no claim or examination pending or threatened by any Taxing Authority in connection with any such Tax; (7) none of such Tax Returns are now under audit or examination by any Taxing Authority; (8) the Assets are not subject to Taxes in any jurisdiction in which Seller has not filed Tax Returns.

(b)           All of the Assets that are subject to property tax have been properly listed and described on the property tax rolls of the appropriate taxing jurisdiction for all periods prior to Closing and none of the Assets constitute omitted property for property tax purposes.

(c)           None of the Assets is held in an arrangement or entity other than Seller that is treated as a partnership for income Tax purposes.

(d)           There are no joint operating agreements to which Seller is a party and for which there has not been made a valid election out of Subchapter K of the Code.

(e)           With respect to the Assets located in Texas, Seller represents and warrants that the tangible personal property being transferred to Buyer constitutes the entire operating assets of a separate division, branch or identifiable segment of Seller’s business.

2.9                                 Commitments, Abandonments or Proposals  Except as set forth on Schedule 2.9: (a) Seller has incurred no expenses, and has made no commitments to make expenditures in connection with the ownership or operation of the Assets after the Effective Date, other than routine expenses incurred in the normal operation of existing wells on the Properties in accordance with generally accepted practices in the oil and gas industry; (b) Seller has not abandoned any wells (or removed any material items of equipment, except those replaced by items of materially equal suitability and value) on the Properties since the Effective Date; and (c) no proposals are currently outstanding by Seller or other working interest owners to drill additional wells, or to deepen, plug back, or rework existing wells, or to conduct other operations for which consent is required under the applicable operating agreement, or to conduct any other operations other than normal operation of existing wells on the Properties, or to abandon any wells, on the Properties.

2.10         Compliance with Laws  Except as disclosed on Schedule 2.10, the Seller-Operated Assets are, and Seller’s operation of the Seller-Operated Assets has been and currently is and the other Assets are and the operation of the other Assets has been and currently is, in substantial compliance with the provisions and requirements of all Laws of all Governmental Authorities having jurisdiction with respect to the Assets, or the ownership, operation, development, maintenance, or use of any thereof, except where such non-compliance as would not, individually or in the aggregate, have a Material Adverse Effect.

2.11         Environmental.

Except as set forth on Schedule 2.11:

(a)           There are no material violations of Environmental Laws that arise from events occurring at or conditions existing on the Properties on or before the Closing, which have not been corrected or remediated, and for which all applicable fines or penalties have not been paid in full, in compliance with the requirements of any Governmental Authority having jurisdiction.

(b)           Within the last five years, neither Seller nor any of its Affiliates has received any written notifications of any proceedings pending or threatened in writing against Seller or the Properties, alleging that Seller or the Properties are in violation of, or otherwise subject to liability under, any Environmental Law, other than any such notifications that Seller has resolved in accordance with Environmental Laws.

(c)           Within the last five years, there has been no written claim against Seller asserting liability for exposure of any Person or property (such as livestock, cattle, horses, pigs, goats, sheep, and chickens, but not real property) to Hazardous Materials in connection with the Properties that Seller has not resolved.

(d)           There are no material Environmental Liabilities resulting from the breach of Environmental Laws pertaining to use or operation of the Properties on or prior to Closing that Seller has not resolved.

(e)           Seller either has made, or will, immediately after the execution of this Agreement, make available to Buyer all environmental assessment, investigatory, and audit reports, studies, analyses, and correspondence (other than correspondence that exists solely in electronic form) relating to the Properties that are in control of Seller or any of its Affiliates and addressing releases or threatened releases, remediations, Environmental Liabilities, Environmental Conditions, or violations of Environmental Laws.

(f)            All material Governmental Authorizations required under Environmental Laws that are necessary to the operation of the Properties as currently operated by Seller have been obtained and are in full force and effect, and Seller has operated the Properties in material compliance with Environmental Laws and such Governmental Authorizations.

(g)           The representations set forth in this Section 2.11 shall be the sole and exclusive representations and warranties of this Agreement that address or relate to compliance with, liabilities under or any factual or legal matters related to or arising under Environmental Laws pertaining to the Properties and Section 2.10 shall not apply to any matter for which this Section 2.11 could apply.

2.12         Contracts  Seller has paid its share of all costs (including without limitation Property Costs) payable by it under the Leases and Contracts, except those being contested in good faith.  Seller is not in default under any Contract. Schedule 2.12 sets forth all of the following contracts, agreements, and commitments (excluding Leases and Surface Contracts that are of record) to which any of the Assets will be bound as of the Closing: (i) any agreement with any Affiliate; (ii) any agreement or contract for the sale, exchange, or other disposition of Hydrocarbons produced from or attributable to Seller’s interest in the Assets that is not cancelable without penalty or other material payment on not more than thirty (30) days prior written notice; and (iii) any agreement of or binding upon Seller to sell, lease, farmout, or otherwise dispose of any interest in any of the Assets after the date hereof, other than conventional rights of reassignment arising in connection with Seller’s surrender or release of any of the Assets and (iv) any tax partnership agreement of or binding upon Seller affecting any of the Assets other than Seller.

2.13         Payments for Production  Except as set forth on Schedule 2.13, (a) all rentals, royalties, excess royalty, overriding royalty interests, production payments, and other payments and interest thereon due and/or payable by or on behalf of Seller to mineral and royalty holders and other interest owners on or prior to the Effective Date under or with respect to the Assets and the Hydrocarbons produced therefrom or attributable thereto, have been paid and (b) Seller is not obligated under any contract or agreement for the sale of gas from the Assets containing a take-or-pay, advance payment, prepayment, or similar provision, or under any gathering, transmission, or any other contract or agreement with respect to any of the Assets to gather, deliver, process, or transport any gas without then or thereafter receiving full payment therefor.

2.14         Imbalances  Except with respect to Properties and in the amounts set forth on Schedule 2.14, as of the dates set forth on such Schedule, there are no Imbalances with respect to the Properties arising from overproduction or underproduction or overdeliveries or underdeliveries or other imbalance arising at the wellhead, pipeline, gathering system, transportation system, processing plant or other location.

2.15         Consents and Preferential Purchase Rights  None of the Assets, or any portion thereof, is subject to any preferential rights to purchase or restrictions on assignment or required third-party consents to assignment, which may be applicable to the transactions contemplated by this Agreement, except for (i) governmental consents and approvals of assignments that are customarily obtained after Closing, (ii) preferential rights, consents and restrictions contained in easements, rights-of-way or equipment leases and (iii) preferential rights, consents and restrictions as are set forth on Schedule 2.15.

2.16         Equipment  The Equipment is adequate for normal operation of the Assets consistent with current practices, ordinary wear and tear excepted.

2.17         Payout Balances  Schedule 2.17 contains a complete and accurate list of the status of any “payout” balance, as of the Effective Date, for the Wells and Units subject to a reversion or other adjustment at some level of cost recovery or payout (or passage of time or other event other than termination of a Lease by its terms).

2.18         Condemnation  There is no actual or threatened taking (whether permanent, temporary, whole or partial) of any part of the Properties by reason of condemnation or the threat of condemnation.

2.19         Bankruptcy  There are no bankruptcy, reorganization, or similar arrangement proceedings pending, being contemplated by or, to Seller’s knowledge, threatened against Seller or any Affiliate.

2.20         Investment Company  Seller is not an investment company or a company controlled by an investment company within the meaning of the Investment Company Act of 1940, as amended.

2.21         Employee Benefits.

(a)           No Seller Plan is a “multiemployer plan” within the meaning of section 4001(a)(3) of ERISA (“Multiemployer Plan”).  None of Seller or any of its ERISA Affiliates has, at any time during the six-year period preceding the Effective Date, contributed to or been obligated to contribute to any Multiemployer Plan, and none of Seller or any of its ERISA Affiliates has incurred any withdrawal liability under Part I of Subtitle E of Title IV of ERISA that has not been satisfied in full.

(b)           There does not now exist, nor do any circumstances exist that could result in, any “controlled group liability” of Seller or any of its ERISA Affiliates that would be, or could become, a liability of the Buyer or any of its Affiliates or could result in the imposition of a lien against any of the Assets following the Closing.  As used in the preceding sentence, the term “controlled group liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under section 302 of ERISA, (iii) under sections 412 and 4971 of the Code, (iv) as a result of the failure to comply with the continuation of coverage requirements of section 601 et seq. of ERISA and section 4980B of the Code, and (v) under corresponding or similar provisions of foreign Laws.

2.22         Employment Matters

(a)           Seller has no collective bargaining agreements or other labor agreement with any labor union or organization concerning employment or relating to the Assets.  No labor organization or group of Seller’s employees has made a demand for recognition or certification as a union or other labor organization with respect to any of Seller’s employees.  There are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any labor relations tribunal or authority with respect to any of Seller’s employees.  To Seller’s knowledge, there are no organizing activities involving Seller’s employees.

(b)           Seller has complied, and is in compliance, with all applicable laws regarding labor, employment and employment practices, terms and conditions of employment, immigration compliance, occupational safety and health and wages and hours, including, without limitation, any bargaining or other obligations under the National Labor Relations Act.

(c)           Except as disclosed on Schedule 2.7, there are no claims, lawsuits, petitions, charges, investigations, complaints, proceedings, suits, demands or actions which are pending against Seller before any court, administrative agency, other governmental entity or arbitrator, or which have been asserted or threatened against Seller, including without limitation those for: (i) wages, salaries, commissions, bonuses, vacation pay, severance or termination pay, sick pay or other compensation; (ii) employee benefits; (iii) alleged unlawful, unfair, wrongful or discriminatory employment or labor practices; (iv) alleged breach of contract or other claim arising under a collective bargaining or individual agreement or any other employment covenant whether express or implied; (v) alleged violation of any statute, ordinance, contract or regulation relating to minimum wages or maximum hours of work; (vi) alleged violation of occupational safety and health standards; or (vii) alleged violation of plant closing, mass layoff, immigration, workers’ compensation, disability, unemployment compensation, whistleblower laws, or other employment or labor relations laws; and to the knowledge of Seller no such basis therefore exists.

(d)           Seller is not a party to any agreements or arrangements or subject to any requirement that in any manner requires or may require Buyer to hire any of Seller’s employees, or that would restrict Buyer from relocating, consolidating, merging or closing, in whole or in part, any portion of the Assets, subject to applicable law.

(e)           Seller is solely responsible for providing all notices, if applicable, that may be required under WARN Act with respect to all of its employees who are affiliated with the Assets.  Seller recognizes that it is solely responsible for taking all remedial measures under the WARN Act with respect to its employees including without limitation, the payment of all amounts, penalties, liabilities, costs and expenses if required notices are not provided, for a plant closing or mass layoff with respect to the termination of any of its employees on or before the Closing Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller the following are true and correct as of the date hereof:

3.1           Existence and Qualification  Buyer is a corporation organized, validly existing and in good standing under the laws of the state of its incorporation; and Buyer is duly qualified to do business as a foreign corporation in every jurisdiction in which it is required to qualify in order to conduct its business except where the failure to so qualify would not have a Material Adverse Effect on Buyer or its properties; and Buyer is duly qualified to do business as a foreign corporation in the respective jurisdictions where the Assets to be transferred to it are located.

3.2           Power  Buyer has the corporate power to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.

3.3           Authorization and Enforceability  The execution, delivery and performance of this Agreement, and the performance of the transaction contemplated hereby, have been duly and validly authorized by all necessary corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer (and all documents required hereunder to be executed and delivered by Buyer at Closing will be duly executed and delivered by Buyer) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Buyer enforceable in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.4           No Conflicts  The execution, delivery and performance of this Agreement by Buyer, and the transactions contemplated by this Agreement will not (i) violate any provision of the certificate of incorporation or bylaws of Buyer, (ii) result in a material default (with due notice or lapse of time or both) or the creation of any lien or encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license or agreement to which Buyer is a party, (iii) violate any judgment, order, ruling, or regulation applicable to Buyer as a party in interest, or (iv) violate any law, rule or decree applicable to Buyer or any of its assets, or (v) require any filing with, notification of or consent, approval or authorization of any Governmental Authority, except any matters described in clauses (ii), (iii), (iv) or (v) above which would not have a Material Adverse Effect on Buyer.

3.5           Consents, Approvals, or Waivers  The execution, delivery, and performance of this Agreement by Buyer will not be subject to any consent, approval or waiver from any Governmental Authority or other third Person, except for the approval and waiting period requirements under the Hart-Scott-Rodino Act.

3.6           Financing  Buyer has, and will have at Closing, sufficient cash, available lines of credit, or other sources of immediately available funds (in United States dollars) to enable it to pay the Purchase Price to Seller at Closing.

3.7           Accredited Investor; Investment Intent  Buyer is an accredited investor as defined in Regulation D under the Securities Act of 1933, as amended. Buyer is acquiring the Assets and, if applicable, any limited liability membership interest acquired pursuant to Section 10.6 for its own account and not with a view to their sale or distribution in violation of the Securities Act of 1933, as amended, the rules and regulations thereunder, any applicable state blue sky Laws, or any other applicable securities Laws.

3.8           Liability for Brokers’ Fees  Seller shall not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Buyer, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transaction contemplated hereby.

3.9           Litigation  As of the date of the execution of this Agreement, there are no actions, suits or proceedings pending, or to Buyer’s knowledge, threatened in writing before any Governmental Authority against Buyer or any Affiliate of Buyer that are reasonably likely to impair materially Buyer’s ability to perform its obligations under this Agreement.

3.10         Limitation  Except for the representations and warranties expressly made by Seller in Article 2 of this Agreement and the Assignment and Bill of Sale, or in any certificate furnished or to be furnished to Buyer pursuant to this Agreement, Buyer represents and acknowledges that (i) there are no representations or warranties, express, statutory or implied, as to the Assets or prospects thereof, and (ii) Buyer has not relied upon any oral or written information provided by Seller. Without limiting the generality of the foregoing, Buyer represents and acknowledges that Seller has made and will make no representation or warranty regarding any matter or circumstance relating to Environmental Laws, Environmental Liabilities, the release of materials into the environment or protection of human health, safety, natural resources or the environment or any other environmental condition of the Assets. Buyer further represents and acknowledges that it is knowledgeable of the oil and gas business and of the usual and customary practices of producers such as Seller and in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Buyer has relied solely on the basis of its own independent due diligence investigation of the Assets.

3.11         Bankruptcy  There are no bankruptcy, reorganization or receivership proceedings pending against, being contemplated by, or to Buyer’s knowledge, threatened against Buyer.

3.12         Qualification.

(a)           Buyer is now, and hereafter shall continue to be, qualified to own federal and state oil, gas and mineral leases in all jurisdictions where the Assets to be transferred to it are located, and the consummation of the transactions contemplated in this Agreement will not cause Buyer to be disqualified as such an owner. To the extent required by the applicable state or federal government, Buyer currently has, and will continue to maintain, lease bonds, area wide bonds or any other surety bonds as may be required by, and in accordance with, such state or federal regulations governing the ownership of such leases.

(b)           Buyer’s Affiliate, Linn Operating, Inc., is now, and hereafter shall continue to be, qualified to assume operatorship of federal and state oil, gas and mineral leases in all jurisdictions where the Assets are located, and the consummation of the transactions contemplated in this Agreement will not cause such entity to be disqualified as such an operator. To the extent required by the applicable state or federal government, Buyer shall cause Linn Operating, Inc. to obtain, and to continue to maintain, lease bonds, area wide bonds or any other surety bonds as may be required by, and in accordance with, such state or federal regulations governing operation of such leases.

ARTICLE IV

TITLE MATTERS

4.1           Access to Title Information  After the date of this Agreement and until Closing, Seller shall make the records and documents in Seller’s possession affecting Seller’s title to the Assets available to Buyer at Seller’s office located at 4444 E. 146th Street North, Skiatook, Oklahoma, 74070, or such other place as deemed appropriate by Seller, during Seller’s normal business hours for examination by Buyer. Seller shall not be obligated to perform any additional title work, and any additional abstracts and title opinions shall not be made current by Seller. NO WARRANTY OF ANY KIND IS MADE BY SELLER AS TO THE INFORMATION SO SUPPLIED, AND BUYER AGREES THAT ANY CONCLUSIONS DRAWN THEREFROM SHALL BE THE RESULT OF ITS OWN INDEPENDENT REVIEW AND JUDGMENT.

4.2                                 Title Warranty.

(a)           The assignment and bill of sale to be delivered by Seller to Buyer (the “Assignment and Bill of Sale”) shall be substantially in the form attached hereto as Exhibit D and must contain a special warranty of title by, through and under Seller to the Properties, but shall otherwise be without warranty of title, express, implied or statutory, except that such Assignment and Bill of Sale shall transfer to Buyer all rights, actions or title warranties given or made by Seller’s predecessors (other than Affiliates of Seller), to the extent Seller may legally transfer such rights.

(b)           Seller represents and warrants to Buyer that Seller’s title to the Wells and Units shown on Exhibit A as of the Effective Date is Defensible Title as defined in Section 4.2(c).

(c)           As used in this Agreement, the term “Defensible Title” means that record title of Seller that:

(i)            Entitles Seller to receive a share of the oil, gas and other associated minerals produced, saved and marketed from any Unit or Well throughout the duration of the productive life of such Unit or Well (after satisfaction of all royalties, overriding royalties, nonparticipating royalties, net profits interests or other similar burdens on or measured by production of oil and gas) (a “Net Revenue Interest”), of not less than the Net Revenue Interest share shown in Exhibit A for such Unit or Well, except decreases in connection with those operations in which Seller may after the Effective Date be a non-consenting co-owner, decreases resulting from the establishment or amendment after the Effective Date of pools or units, and decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries and except as stated in such Exhibit A;

(ii)           Obligates Seller to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, (i) any Unit or Well not greater than the “working interest” shown in Exhibit A without increase throughout the productive life of such Unit or Well except as stated in Exhibit A and except increases resulting from contribution requirements with respect to defaulting co-owners under applicable operating agreements and increases that are accompanied by at least a proportionate increase in Seller’s Net Revenue Interest; and

(iii)          Is free and clear of liens and security interests other than (i) a lien for taxes which are not yet delinquent or (ii) a mechanic’s or materialmen’s lien (or other similar lien), or a lien under an operating agreement or similar agreement, to the extent the same relates to expenses incurred which are not yet delinquent or (iii) liens which will be released at or before Closing listed on Schedule 4.2(c) (the liens described in (i), (ii) and (iii) of this Section 4.2(c) are herein called “Excluded Liens”).

4.3           Title Defects.

(a)           The term “Title Defect,” as used herein, means failure to have Defensible Title; provided, however, the following matters shall not constitute a Title Defect, a breach of any covenant, representation or warranty of Buyer or a failure to satisfy a condition to Buyer’s obligation to close and shall not be asserted as such:

(i)            defects or irregularities arising out of lack of corporate authorization or a variation in corporate name, unless Buyer provides affirmative evidence that such corporate action was not authorized and results in another person’s superior claim of title to the relevant Property;

(ii)           defects or irregularities in the chain of title consisting of the failure to recite marital status in documents;

(iii)          a gas imbalance (e.g., a situation where Seller and its predecessor in title to the Properties have taken more or less gas from a Well or Unit than ownership of the Properties would entitle them to receive); any such gas imbalance shall be resolved pursuant to Section 14.3; or

(iv)          conventional rights of reassignment normally actuated by an intent to abandon or release a lease and requiring notice to the holders of such rights.

(b)           Buyer may assert a Title Defect for any Asset that (i) Buyer has allocated value on Exhibit C, and (ii) Buyer reasonably believes is a Material Title Defect, which means that the effect of such Title Defect on the Allocated Value of such Asset would be equal to at least Twenty Five Thousand and No/100 Dollars ($25,000.00) (“Material Title Defect”).

(c)           If the total value of all Material Title Defects, in the aggregate, does not meet or exceed One-Percent (1%) of the Purchase Price, then there shall be no adjustment to the Purchase Price or any other remedy from or obligation of Seller that shall be available to Buyer other than any warranty of title provided in the Assignment and Bill of Sale. Provided further, in the event the amount attributable to Material Title Defects, in the aggregate, satisfies the threshold percentage set forth above and a reduction to the Purchase Price is warranted, then the Purchase Price shall only be reduced to the extent the amount attributable to Material Title Defects, in the aggregate, exceeds the percentage of the Purchase Price specified above, and all amounts attributable to Material Title Defects, in the aggregate, that are below such threshold percentage shall be borne solely by Buyer, and there shall be no adjustment to the Purchase Price therefor.

4.4           Title Benefit.

(a)           The term “Title Benefit,” as used herein, shall be limited any right, circumstance or condition that operates to increase the Net Revenue Interest of Seller in any Property above that shown on Exhibit A, without causing a greater than proportionate increase in Seller’s working interest above that shown in Exhibit A.

(b)           Either party may assert a Title Benefit for any Asset that (i) Buyer has allocated value to on Exhibit C, and (ii) is a Material Title Benefit, which means that the effect of such Title Benefit on the Allocated Value of such Asset would be equal to at least Twenty Five Thousand and No/100 Dollars ($25,000.00) (“Material Title Benefit”).

(c)           If the total value of all Material Title Benefits, in the aggregate, does not meet or exceed One-Percent (1%) of the Purchase Price, then there shall be no adjustment to the Purchase Price. Provided further, in the event the amount attributable to Material Title Benefits, in the aggregate, satisfies the threshold percentage set forth above and an increase to the Purchase Price is warranted, then the Purchase Price shall only be increased to the extent the amount attributable to Material Title Benefits, in the aggregate, exceeds the percentage of the Purchase Price specified above, and all amounts attributable to Material Title Benefits, in the aggregate, that are below such threshold percentage shall be borne solely by Seller, and there shall be no adjustment to the Purchase Price therefor.

(d)           If either party discovers a Material Title Benefit that exceeds the threshold requirement stated in this Section 4.4, then no later than five (5) days prior to Closing, such party shall notify the other, in writing, of the nature of the Material Title Benefit and provide (i) the basis for the assertion of such Material Title Benefit, (ii) the data in support of, such Material Title Benefit and (iii) the proposed increase in the Purchase Price attributable to such Material Title Benefit. If the parties cannot agree on the existence of a Material Title Benefit or the amount in which the Purchase Price should be increased on account thereof, the issue will be resolved in accordance with Section 9.1.

4.5           Notice of and Remedies for Material Title Defects.

(a)           In the event Buyer discovers a Material Title Defect that exceeds the threshold requirements stated above in Section 4.3, then up to five (5) days prior to Closing, Buyer shall have the right to notify Seller, in writing, of the nature of the Material Title Defect. Along with the written notice, Buyer shall furnish Seller with Buyer’s basis for the assertion of such Material Title Defect and the data in support thereof, and shall also furnish Seller with the proposed reduction in the Purchase Price attributable to such Material Title Defect.

(b)           If Seller agrees with Buyer’s assertion of a Material Title Defect, then upon receipt of such notice, Buyer and Seller shall choose one of the following options, provided, however that if Buyer and Seller cannot agree on the option, option (ii) below shall be deemed to have been elected:

(i)            cure the Material Title Defect at Seller’s expense prior to or within 90 days after Closing thereby eliminating the need for a reduction in Purchase Price; or

(ii)           reduce the Purchase Price by the Title Defect Amount, as determined by Section 4.5(c); or

(iii)          exclude the affected Asset from the sale and reduce the Purchase Price by an amount equal to the Allocated Value of the excluded Asset; or

(iv)          indemnify Buyer for the Material Title Defect and the Purchase Price shall not be reduced.

(c)                                  The Title Defect Amount shall be determined as follows:

(i)            If Buyer and Seller agree on the Title Defect Amount, that amount shall be the Title Defect Amount;

(ii)           if the Title Defect is a lien which is undisputed and liquidated in amount, then the Title Defect Amount shall be the amount necessary to be paid to remove the Material Title Defect from the affected Asset; provided, however, if the Title Defect Amount exceeds the Allocated Value of the affected Asset, then Seller may choose to exclude the affected Asset from the sale and reduce the Purchase Price by an amount equal to the Allocated Value of the excluded Asset;

(iii)          if the Title Defect represents a discrepancy between (a) the actual Net Revenue Interest for the affected Asset and (b) the Net Revenue Interest or percentage stated on Exhibit C, then the Title Defect Amount shall be the product of the Allocated Value of such affected Asset multiplied by a fraction, the numerator of which is the net revenue interest or percentage ownership decrease and the denominator of which is the net revenue interest or percentage ownership stated on Exhibit C.

(d)           If Seller does not agree with Buyer’s assertion and/or valuation of a Material Title Defect, then Buyer and Seller will resolve the existence and/or value of such Material Title Defect pursuant to Section 9.1 of this Agreement.

(e)           Any Title Defect which is not disclosed to Seller by Buyer at least five (5) days prior to Closing shall conclusively be deemed waived by Buyer for all purposes other than the warranty of title provided by Seller in the Assignment and Bill of Sale .

4.6           Preferential Purchase Rights.

(a)           Seller has not heretofore sent letters to parties holding preferential purchase rights covering the Assets requesting a waiver of such rights as they may apply to the transactions set forth in this Agreement. Seller will provide Buyer an opportunity to review the form of preferential purchase notice and list of parties holding preferential rights prior to issuing the notices. With respect to each preferential purchase right covering the Assets or any portion thereof, upon execution of this Agreement Seller shall identify and shall send to the holder of such right a notice offering to sell to such holder, in accordance with the contractual provisions applicable to such right, those Assets covered by such right on the same terms hereof and for the Allocated Value of such Assets, subject to adjustments in the same manner as the Purchase Price is adjusted pursuant to Section 1.4 of this Agreement.

(b)           If, prior to Closing, any holder of a preferential purchase right notifies Seller that it intends to consummate the purchase of the Assets to which its preferential purchase right applies, then those Assets shall be excluded from the Assets to be conveyed to Buyer, and the Purchase Price shall be reduced by the Allocated Value of such Asset; provided however, that if the holder of such preferential purchase right fails to consummate the purchase of the Assets covered by such right, then Seller shall so notify Buyer, and within fifteen (15) business days after Buyer’s receipt of such notice from Seller, Seller shall sell to Buyer, and Buyer shall purchase from Seller, for the Allocated Value of such Asset upon the other terms of this Agreement the Assets to which the preferential purchase right is applied. Provided however, to the extent that Seller and the holder of such preferential purchase right are in a dispute regarding the sale of the Assets covered by such right, then Buyer shall have no obligation to purchase such Assets from Seller.

(c)           Unless otherwise mutually agreed, all Assets for which a preferential purchase right has not been asserted prior to Closing shall be sold to Buyer at Closing pursuant to the provisions of this Agreement. Seller shall identify all agreements and contracts that contain rights of first refusal or preferential right to purchase provisions. Seller and Buyer agree that if a bona fide third party owner or holder of such right(s), asserts said right(s) after the Closing Date, Buyer shall cooperate fully with Seller to reconcile and resolve said claims to the extent the interest conveyed to Buyer is affected. If Seller and Buyer agree in good faith on the validity of such third party’s claim, the reconciliation or resolution with such third party shall include an assignment, as of the Effective Date, of the affected interest from Buyer to such third party and a full reimbursement by Seller to Buyer of that portion of the Purchase Price allocable to the affected interest; and payment to such third party by Buyer of all revenue and income attributable to such interest which has been collected and received by Buyer from and after the Effective Date, less all taxes and other expenses incurred by Buyer attributable to such interest, including but not limited to the costs and legal fees associated with conveying the effective interest from Buyer to such third party. Seller shall, at its sole cost and expense, negotiate terms with third party owners as necessary to fully resolve any outstanding issues with such third party relating to the sale of the affected interest.

4.7           Consents to Assign  After Closing, Seller shall identify and send to each holder of a governmental consent or approval of assignment pertaining to the Assets and the transactions contemplated hereby and that are customarily obtained after Closing a notice seeking such party’s consent to assign the Asset to Buyer or Buyer’s Affiliate, Linn Operating, Inc.  If prior to Closing Seller becomes aware of a holder of a right to consent to assignment pertaining to the Assets and the transactions contemplated hereby (other than a governmental consent or approval customarily obtained after Closing) and Seller fails to obtain such consent prior to the Closing Date and the failure to obtain such consent would (i) cause the assignment of such Asset to Buyer or Linn Operating, Inc. to be void or voidable, (ii) trigger an express termination or right of termination of the lease or document underlying the consent, or (iii) trigger an express monetary penalty, then, and only then, the Asset subject to such failed consent shall be excluded from the sale and the Purchase Price shall be reduced by the Allocated Value of such Asset.

ARTICLE V

BUYER’S INVESTIGATION OF PHYSICAL CONDITIONS AND SELLER’S DISCLAIMER

5.1           Inspection  On or after the date this Agreement is executed, Buyer shall have the right to enter upon the Assets at its sole cost and risk for the purpose of an inspection of the Physical Conditions of the Assets which are operated by Seller. “Physical Condition” as used herein means the condition of the Assets, including without limitation, equipment in its current state of maintenance and repair, the presence of abandoned oil and gas wells, water wells, sumps and pipelines, whether known or unknown by Seller. Prior to such inspection, Buyer shall Schedule an appointment with the party shown in Section 16.8. Provided, however, that at all times Buyer is present upon the Assets, Buyer shall be accompanied by an individual designated by the party listed in Section 16.8.

5.2           Investigation  Buyer acknowledges that in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Buyer shall have relied solely on the basis of its own independent investigation, analysis and evaluation of the Assets and the public records relating to the Assets, and upon the express representations, covenants and disclaimers set forth in this Agreement.

5.3           Disclaimer  Except as expressly provided in this Agreement and in the Assignment and Bill of Sale, Seller makes no representations or warranties whatsoever and disclaims all liability and responsibility for any other representation, warranty, statement or information made or communicated (orally or in writing) to Buyer (including, but not limited to, any information contained in the files or any opinions, information or advice which may have been provided to Buyer by any officer, stockholder, director, employee, agent, consultant or representative of Seller). Buyer acknowledges that Seller has not made, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE, OR OTHERWISE RELATING TO (a) THE CONDITIONS OF THE ASSETS (INCLUDING, WITHOUT LIMITATION, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, OF FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS), (b) ANY INFRINGEMENT BY SELLER OF ANY PATENT OR PROPRIETARY RIGHT OF ANY THIRD PARTY, AND (c) ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED TO BUYER BY OR ON BEHALF OF SELLER (INCLUDING WITHOUT LIMITATION, WITH RESPECT TO GEOLOGICAL DATA, THE EXISTENCE OR EXTENT OF OIL, GAS OR OTHER MINERAL RESERVES, THE RECOVERABILITY OF OR THE COST OF RECOVERING ANY SUCH RESERVES, THE VALUE OF SUCH RESERVES, ANY PRODUCT PRICING ASSUMPTIONS, AND THE ABILITY TO SELL OIL OR GAS PRODUCTION AFTER CLOSING); provided, however, that the foregoing disclaimer and negation of representations and warranties shall not affect or impair the representations of Seller as set forth in Article II hereof or the special warranty of title in the Assignment and Bill of Sale. Other than as expressly provided in this Agreement or in the Assignment and Bill of Sale, THE SALE OF THE WELLS, EQUIPMENT AND FACILITIES HEREUNDER SHALL BE “AS IS, WHERE IS, WITH ALL FAULTS.”.

5.4           Indemnity Regarding Access  Buyer agrees to indemnify, defend and hold harmless Seller, its Affiliates, the other owners of interests in the Properties, and all such Persons’ directors, officers, employees, agents and representatives from and against any and all claims, liabilities, losses, costs and expenses (including court costs and reasonable attorneys’ fees), including claims, liabilities, losses, costs and expenses attributable to personal injury, death, or property damage, arising out of or relating to access to the Assets prior to the Closing by Buyer, its Affiliates, or its or their directors, officers, employees, agents or representatives, even if caused in whole or in part by the negligence (whether sole, joint or concurrent), strict liability or other legal fault of any indemnified Person.

ARTICLE VI

BUYER’S INVESTIGATION OF ENVIRONMENTAL CONDITIONS

6.1           Inspection and Assessment of Environmental Condition(s)  Subject to the conditions set forth herein, Buyer shall have access to the Assets, Seller’s personnel, and the books, records and files of Seller (subject to the provisions of Section 11.3 below) relating to the Assets until five (5) days prior to Closing for the purpose of inspecting the Assets and conducting such tests, examinations, investigations and assessments as may be necessary or appropriate in Buyer’s opinion to evaluate the Environmental Condition of the Assets; provided, however, that prior to conducting any tests on the Assets, Buyer shall Schedule an appointment with the party shown in Section 16.8 and Buyer shall be accompanied by a representative of Seller and such representative shall be available to Buyer during normal business hours and at other reasonable times. “Environmental Condition” as used herein means any condition relating to the Assets that contaminates soil, sediment, air, water or groundwater in a manner that violates any applicable law, regulation, ordinance, rule or order in effect and as interpreted and enforced before the Effective Date. Changes in, or changes in interpretation of, any law, regulation, ordinance, rule, order or permit on or after the Closing Date shall not provide the basis for an Environmental Condition even if such changes are made retroactive.

6.2           Notice of and Remedies for Material Environmental Condition(s).

(a)           Upon discovery of a Material Environmental Condition (as defined below), Buyer shall notify Seller in writing of the nature of the Material Environmental Condition and shall furnish Seller with Buyer’s basis for the assertion of such Material Environmental Condition and data in support thereof on or before five (5) days prior to Closing. Failure to provide notice shall constitute a waiver and release of any Environmental Condition (including a Material Environmental Condition). In the event the Buyer has properly notified Seller of a Material Environmental Condition, Seller and Buyer shall select one of the following options:

(i)            remedy the Material Environmental Condition prior to Closing or as soon thereafter as practicable; or

(ii)           reduce the Purchase Price by an amount mutually agreed upon; or

(iii)          exclude the affected Asset from the sale, and reduce the Purchase Price by the Allocated Value of the excluded asset; or

(iv)          indemnify Buyer for the Material Environmental Condition and the Purchase Price shall not be reduced.

(b)           A single Environmental Condition shall be deemed “material” for the purpose of this Section 6.2 only if the total probable cost of remediation plus the total probable liability from existing claims and assessed government penalties exceed, in the aggregate for that Environmental Condition, the amount of Twenty Five Thousand and No/100 Dollars ($25,000.00) (“Material Environmental Conditions”). Provided, however, if the total value of all Material Environmental Conditions, in the aggregate, do not meet or exceed One Percent (1%) of the Purchase Price as defined in Section 1.3, then there shall be no adjustment of the Purchase Price or any other remedy from or obligation of Seller that shall be available to Buyer. Provided further, in the event the total value of all Material Environmental Conditions, in the aggregate, meets or exceeds the percentage of the Purchase Price set forth immediately above, then the Purchase Price shall only be adjusted to the extent the total value of all Material Environmental Conditions, in the aggregate, exceeds the percentage of the Purchase Price specified above, and all amounts attributable to such Material Environmental Conditions, in the aggregate, that are below the percentage of the Purchase Price specified above shall be borne solely by Buyer, and no adjustment to the Purchase Price or any other remedy from or obligation of Seller shall be available to Buyer therefor.

(c)           Any Material Environmental Condition which is not disclosed by Buyer to Seller no later than five (5) days prior to Closing, shall conclusively be deemed waived by Buyer for all purposes. Environmental Conditions that are not considered Material Environmental Conditions shall be the sole responsibility of Buyer, regardless of when the condition arose, and Buyer shall indemnify and hold Seller harmless from and against any and all such Environmental Conditions in accordance with the provisions of Section 7.1 below.

(d)           With respect to each Asset as to which Buyer and Seller are unable to agree upon an option under Section 6.2(a), the Asset shall be excluded from the transaction contemplated hereby, or if such Asset participates in a Unit(s), such Asset along with the Unit(s) in which such Asset participates shall be excluded from the transaction contemplated hereby, and the Purchase Price will be reduced by the Allocated Value attributed to such Asset plus the Allocated Value attributed to the Unit(s) in which such Asset participates.

(e)           If Seller does not agree with Buyer’s assertion and/or valuation of a Material Environmental Condition, then Buyer and Seller will resolve the existence and/or value of such Material Environmental Condition pursuant to Section 9.1 of this Agreement.

ARTICLE VII

INDEMNIFICATION AND LITIGATION

7.1           Assumption and Indemnification.

(a)           Except as may be otherwise specifically provided for in this Agreement, on the Closing Date Buyer shall assume and hereby agrees to fulfill, perform, pay and discharge

(or cause to be fulfilled, performed, paid or discharged) all of the obligations and liabilities of Seller and its Affiliates, known or unknown, with respect to the Assets, regardless of whether such obligations or liabilities arose prior to, on or after the Effective Time (the “Assumed Seller Obligations”), including, but not limited to:

(i)            Any condition relating to the assets that contaminates soil, sediment, air, water or groundwater in a manner that violates or is cause for remediation under any applicable law, regulation, ordinance, rule or order, regardless of when the events occurred that caused such condition to exist; or

(ii)           NORM or asbestos on the Properties, regardless of when the events occurred that caused NORM or asbestos to exist; and

(iii)          Plugging and abandonment of wells on the Properties, including without limitation wells which were abandoned or temporarily abandoned prior to the Effective Date, whether by Seller or a third party.

(b)           Except as may be otherwise specifically provided for in this Agreement, Buyer agrees to protect, defend, indemnify and hold Seller, its ultimate parent and their Affiliates, and their respective directors, shareholders, partners, members, managers, officers and employees (“Seller Indemnified Party”) free and harmless from and against any and all costs, expenses, fines, penalties, claims, losses, liabilities, demands and causes of action of every kind and character (“Damages”), including but not limited to pollution and environmental claims, arising out of, incident to, or in connection with:

(i)            the Assumed Seller Obligations, or other obligations and liabilities assumed pursuant to this Agreement;

(ii)           the ownership, use or operation of the Assets, whether before or after the Effective Date;

(iii)          any misrepresentation or breach of any warranty, covenant or agreement of Buyer contained in this Agreement.

Provided, however, that Buyer does not assume any obligations or liabilities under (a) and (b) above to the extent that they are (Y) Seller Retained Litigation, or (Z) the continuing responsibility of the Seller for which Seller is required to indemnify Buyer under Section 7.3.

THE FOREGOING ASSUMPTIONS AND INDEMNIFICATIONS OF BUYER SHALL APPLY WHETHER OR NOT SUCH DUTIES, OBLIGATIONS OR LIABILITIES, OR SUCH CLAIMS, ACTIONS, CAUSES OF ACTION, LIABILITIES, DAMAGES, LOSSES, COSTS OR EXPENSES ARISE OUT OF (i) NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SIMPLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE) OF ANY SELLER INDEMNIFIED PARTY, (ii) STRICT LIABILITY, OR (iii) ANY VIOLATION OF ANY LAW, RULE, REGULATION OR ORDER RELATED TO THE OWNERSHIP OR OPERATION OF THE PROPERTIES, INCLUDING APPLICABLE ENVIRONMENTAL LAWS.

7.2           Retained and Assumed Litigation  Notwithstanding the provisions of Section 7.1 above, unless otherwise agreed to in writing by the parties (for example, to reflect continuing joint responsibility), Seller agrees to be responsible for, at its sole cost and expense, the actions, claims, suits, litigation, and proceedings shown on Schedule 7.2 as being retained by Seller (the “Seller Retained Litigation”). Buyer shall assume and be solely responsible and liable for, at its sole cost and expense, the actions, claims, suits, litigation and proceedings shown on said Schedule 7.2 as being assumed by Buyer. Provided that, in no event shall Seller have any liability or obligation to Buyer for the outcome of any matter identified in Schedule 7.2 that would not otherwise cause a breach of Seller’s warranties and representations in Article II of this Agreement and in the Assignment and Bill of Sale.

7.3           Seller Retained Liabilities  Notwithstanding the provisions of Section 7.1 above, and in addition to the liabilities retained by Seller elsewhere in this Agreement, Seller shall be responsible and indemnify, defend and hold harmless Buyer against and from Damages, arising out of, incident to, or in connection with:

(a)           Seller Taxes;

(b)           The Seller Retained Litigation;

(c)           The Excluded Assets;

(d)           Any misrepresentation or breach of any warranty, covenant or agreement of Seller contained in this Agreement;

(e)           Any liabilities associated with Imbalances related to the Assets that are not expressly assumed by Buyer in Section 14.3(d); and

(f)            Any liabilities of Seller or any of its Affiliates with regard to the Seller Plans or otherwise relating to any present or former employees of Seller or any of its Affiliates (“Seller Employee Liabilities”).

7.4           Survival of Provisions  All representations and warranties (and any related indemnity) made herein by Seller or Buyer shall be continuing and shall be true and correct on the date hereof and as of the date of Closing with the same force and effect as if made at that time, and all of such representations and warranties (and any related indemnity) shall, survive Closing and the delivery of the Assignment and Bill of Sale for a period of one (1) year unless notice of such breach is given to the breaching party prior to such date, except that the representations and warranties under Sections 2.2, 2.3, 2.4, 2.8, 3.1, 3.2, and 3.3 shall survive until the expiration of the applicable statute of limitations unless notice of such breach is given to the breaching party prior to such date, and provided, however, the representations and warranties of Seller set forth in Section 2.11 shall terminate at Closing and shall not survive Closing, unless notice of such breach is given to the breaching party prior to such date, and provided, however, the representations and warranties of Seller set forth in Section 2.11(e) shall terminate on July 1, 2008, unless notice of such breach is given to the breaching party prior to such date.  All other provisions contained in this Agreement shall survive the Closing indefinitely, except for any provision that by its terms terminates as of a specific date, or is only made for a specified period.  The provisions and obligations of the parties under Sections 1.3(a) and 5.3, 5.4 and Article 12 (to the extent the same are, by mutual agreement, not performed at Closing), and Article 16 shall (subject to any limitations set forth therein) survive the Closing and delivery of the Assignment and Bill of Sale indefinitely.  The provisions and obligations of the parties set forth in Articles IV, VI and VII, subject to any additional limitations otherwise provided therein, shall also survive the Closing and the delivery of the Assignment and Bill of Sale.

7.5           Exclusive Remedy  The sole and exclusive remedy of Buyer and Seller with respect to the Assets and the transactions contemplated hereby shall be pursuant to the express provisions of this Agreement.

(a)           Without limitation of the foregoing, if the Closing occurs the sole and exclusive remedy of Buyer and Seller, for any and all (a) claims relating to any representations, warranties, covenants and agreements that are contained in this Agreement (other than the covenants in Sections 8.2, 8.3, 8.5, 8.8, 8.9, 8.10, and Articles XIV and XV) or in any certificate delivered at Closing and (b) other claims pursuant to or in connection with this Agreement (other than claims related to the covenants in Sections 8.2, 8.3, 8.5, 8.8, 8.9, 8.10, and Articles XIV and XV) shall be any right to indemnification from such claims that is expressly provided in this Agreement; provided, however that such limitation is not intended to, and does not, limit or affect the covenants, representations and warranties provided in the Bill of Sale(s) or the limits on liability for matters specified in Sections 8.3 and 8.5, which duties and liabilities are solely governed by the COMFS.

(b)           If Closing does not occur due to breach of Buyer or Seller, Buyer and Seller agree that the remedy for such breach shall be an action for specific performance by the non-breaching party.  Notwithstanding the foregoing, in the event a court of law or an arbitration panel determines that specific performance is not available as a remedy as a matter of law, (i)  in the case of a breach by the Seller, Buyer shall have the right to recover as liquidated damages an amount equal to five percent (5%) of the Purchase Price (in addition to return of the Deposit and interest earned thereon); and (ii) in the case of a breach by the Buyer, Seller shall have the right to recover as liquidated damages, the Deposit and interest earned thereon.  Accordingly, Buyer and Seller waive all other legal and equitable remedies and claims related to a breach of this Agreement resulting in a failure to close the transactions contemplated in this Agreement, except as provided in this Section 7.5.

7.6           Limitation on Seller’s Indemnity Obligations  Seller shall not be obligated to Buyer (for indemnification or otherwise) under Section 7.3(d) except to the extent, if any, that the aggregate of all of claims for Damages arising under Section 7.3(d) exceeds one percent (1%) of the Purchase Price (the “Indemnification Deductible”), and then Seller shall be liable only for all such claims for Damages in excess of the Deductible up to a maximum amount of fifteen percent (15%) of the Purchase Price (the “Indemnification Cap”).  Notwithstanding the forgoing, Buyer shall not be entitled to indemnification under Section 7.3(d) for, and Damages shall not include, (i) loss of profits, whether actual or consequential, or other consequential damages suffered by Buyer or its Affiliates, or any punitive damages (other than loss of profits, consequential damages or punitive damages suffered by third persons for which responsibility is allocated between the parties), (ii) any liability, loss, cost, expense, claim, award or judgment to the extent resulting from or increased by the actions or omissions of any indemnified party after the Closing Date or (iii) except with respect to claims for any Retained Seller Litigation or Seller Employee Liabilities, any liability, loss, cost, expense, claim, award or judgment that does not individually exceed $50,000.

7.7           Notification of Claim  If indemnification pursuant to Section 7.1 is sought, the party seeking indemnification (the “Indemnitee”) shall give written notice to the indemnifying party of an event giving rise to the obligation to indemnify within ninety (90) days of the President, Chief Executive Officer or Chief Operating Officer of Indemnitee first having actual knowledge of such event, such notice shall describe in reasonable detail the factual basis for such claim, and shall allow the indemnifying party to assume and conduct the defense of the claim or action with counsel reasonably satisfactory to the Indemnitee, and cooperate with the indemnifying party in the defense thereof.

ARTICLE VIII

ADDITIONAL COVENANTS OF THE PARTIES

8.1           Operations  From the date hereof until the date set forth in the agreement between Buyer and Seller as provided in Section 8.3 below, Seller will (i) continue the routine operation of the Properties in the ordinary course of business; and (ii) operate the Properties in material compliance with all applicable Laws and Environmental Laws and in material compliance with all Leases and Contracts. During such time, except as otherwise provided in Section 8.3, Seller will not, without Buyer’s prior consent in connection with the Assets:

(a)           expend any funds, or make any commitments to expend funds (including entering into new agreements which would obligate Seller to expend funds), or otherwise incur any other obligations or liabilities, other than (i) for amounts less than $50,000.00, (ii) to pay expenses or to incur liabilities in connection with routine operation of the Properties after the Effective Date and (iii) except in the event of an emergency requiring immediate action to protect life or preserve the Properties;

(b)           except where necessary to prevent the termination of a Lease or other material agreement governing Seller’s interest in the Properties, propose the drilling of any additional wells, or propose the deepening, plugging back or reworking of any existing Wells, or propose the conducting of any other operations which require consent under the applicable operating agreement, or propose the conducting of any other operations other than the normal operation of the existing Wells on the Properties, or propose the abandonment of any Wells on the Properties; provided, however, it is expressly agreed that Seller shall never have any liability to Buyer with respect to operation of a Property greater than that which it might have as the operator to a non-operator under the applicable operating agreement (or in the absence of such an agreement, under the AAPL 610 (1989 Revision) Form Operating Agreement), IT BEING RECOGNIZED THAT, UNDER SUCH AGREEMENTS AND SUCH FORM, THE OPERATOR IS NOT RESPONSIBLE FOR ITS OWN NEGLIGENCE, AND HAS NO RESPONSIBILITY OTHER THAN FOR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT;

(c)           sell, transfer or abandon any portion of the Assets other than items of materials, supplies, machinery, equipment, improvements or other personal property or fixtures forming a part of the Assets (and then only if the same is replaced with an item of substantially equal suitability, free of liens and security interests, which replacement item will then, for the purposes of this Agreement, become part of the Assets); or

(d)           release (or permit to terminate), or modify or reduce its rights under, any oil, gas or mineral lease forming a part of the Properties, or any other Lease or Contract, or enter into any new agreements related to the Assets, or modify any existing production sales contracts or enter into any new production sales contracts, except contracts terminable by Seller with notice of sixty (60) days or less without monetary penalty.

Buyer shall assume all risk and realize all benefits of any such change in condition of the Assets from the Effective Date to Closing, including but not limited to change in produced volumes, equipment failure, and well completions, except to the extent any change in condition is directly caused by the gross negligence or willful misconduct of Seller or is determined to be a Casualty Loss as described in Section 8.4 below.

8.2           Successor Operator  While Buyer may represent that it desires to succeed Seller as operator of the Assets or portions thereof which Seller may presently operate, Buyer acknowledges and agrees that Seller cannot and does not covenant or warrant that Buyer shall become successor operator of same, since such Assets are covered by agreements which control the appointment or election of a successor operator. However, Seller will assist Buyer or its affiliate, Linn Operating, Inc., in its efforts to succeed Seller as operator of any Wells. Buyer or its affiliate, Linn Operating, Inc., shall promptly, following Closing, file all appropriate forms, pit permit transfers and declarations or bonds with federal and state agencies relative to its assumption of operatorship. For all Seller-Operated Assets, Seller shall execute and deliver to Buyer or its affiliate, Linn Operating, Inc., and Buyer or its affiliate, Linn Operating, Inc., shall promptly file the appropriate forms with the applicable regulatory agency transferring operatorship of such Assets to Buyer or its affiliate, Linn Operating, Inc.

8.3           Contract Operating, Marketing and Financial Services Agreement  Seller agrees to continue to provide Buyer those services listed in the Contract Operating, Marketing and Financial Services Agreement (COMFS) that is attached hereto as Exhibit E for the term as set forth in the COMFS.

8.4           Casualty Loss  If prior to the Closing Date any facility or equipment included within the Assets is damaged or destroyed by fire, flood, storm or other casualty (hereinafter called “Casualty Loss”), Seller shall immediately notify Buyer and the Purchase Price shall be reduced by an amount estimated by Seller and as agreed to by Buyer, to be equal to the repair or replacement costs of that Asset. In no event shall the reduction of Purchase Price exceed the Allocated Value of such Asset. Any insurance proceeds payable to Seller with respect to the Casualty Loss shall be retained by Seller. In the event Seller and Buyer are unable to agree upon the value of the estimated damage, such value shall be determined pursuant to Section 9.1.

8.5           Right to Market Production  From and after the Effective Date and continuing during the term specified in the COMFS, Seller will, upon consultation with Buyer, market the oil, gas and liquid hydrocarbon production from the Assets as well as any pooled, communitized or unitized acreage derived by virtue of Seller’s ownership of the Assets. This includes the right to make any and all necessary scheduling and/or nominations arrangements for such production to implement marketing arrangements. The revenues realized from the sale of production attributable to the Assets on and after the Effective Date shall be handled in accordance with Section 14.1 of this Agreement.

8.6           Hart-Scott-Rodino Act  As soon as practicable, but no later than twenty (20) business days after the execution hereof, Seller and Buyer shall each prepare and submit any necessary filings in connection with the transactions contemplated by this Agreement under the Hart-Scott-Rodino Act (“HSR Act”) and the rules and regulations promulgated thereunder. Each party shall request expedited treatment of such filing by the Federal Trade Commission, shall promptly make any appropriate or necessary subsequent or supplemental filings, and shall furnish to the other party copies of all filings made under the HSR Act at the same time they are filed with the government.

8.7           Financial Statements.

(a)           Seller shall use its commercially reasonable efforts to assist Buyer in preparing, as soon as practicable after the date of this Agreement, and at the sole cost and expense of Buyer, statements of revenues and direct operating expenses for the business and operations conducted by Seller with respect to the Assets (the “E&P Business”) for up to the most recent two (2) fiscal years ending prior to the Closing Date and all notes and schedules related thereto (including a footnote satisfying the requirements of FAS 69) in accordance with the rules and regulations adopted by the Securities and Exchange Commission (the “SEC”), but only to the extent that such statements and notes will be required of Buyer or any of its Affiliates in connection with any required Form 8-K filing with the SEC pursuant to the Securities and Exchange Act of 1934 (the “Exchange Act”) related to the transactions contemplated by this Agreement, together with any quarterly or interim period statement of revenues and direct operating expenses (in accordance with the rules and regulations adopted by the SEC) required in connection with such Form 8-K filing (collectively, the “Statements of Revenues and Expenses”).  If requested by KPMG, Buyer’s external auditor (“Auditor”), Seller shall execute and deliver to Auditor such representation letters, in form and substance customary for representation letters provided to external audit firms by management of the company whose financial statements are the subject of an audit or are the subject of a review pursuant to Statement of Auditing Standards 100 (Interim Financial Information), as may be reasonably requested by Auditor, with respect to the Statement of Revenue and Expenses, provided, however, that Buyer shall provide customary indemnity for any officer of any Seller executing and delivering such representation letters to Auditor.  If requested by Auditor, Buyer shall execute and deliver to Auditor such representation letters, in form and substance customary for representation letters provided to external audit firms by management of the company whose financial statements are the subject of an audit or are the subject of a review pursuant to Statement of Auditing Standards 100 (Interim Financial Information), as may be reasonably requested by Auditor, with respect to the Statement of Revenue and Expenses.  Seller will provide suitable electronic detail in the form of lease operating statements by property adequately supporting all statements provided.

(b)           Promptly after the date of this Agreement, Seller shall request Auditor, after discussing specifications with Buyer, to (i) perform an audit of the Statements of Revenues and Expenses (other than the quarterly or interim statements for 2007) on Buyer’s behalf and to issue its opinion with respect to such Statements of Revenues and Expenses for the period(s) specified by Buyer (such Statements of Revenues and Expenses and related audit opinions being hereinafter referred to as the “Audited Statements of Revenue and Expenses”) and (ii) provide its written consent for the use of its audit reports with respect to Statements of Revenues and Expenses in any registration statement, report or other document filed by Linn Energy, LLC or any of its Affiliates with the SEC.  Buyer shall bear all fees charged by Auditor pursuant to such engagement.  Both Seller and Buyer shall sign an engagement letter for Auditor and provide such information as may be reasonably requested from time to time by Auditor.  Seller shall reasonably cooperate in the completion of such audit and delivery of the Audited Statements of Revenue and Expenses to Buyer or any of its Affiliates as soon as reasonably practicable.

(c)           Seller shall execute and deliver to Auditor representation letters (in form and substance customary for representation letters provided by management to external audit firms) related to the audited financial statements contemplated in Section 8.7(a) and (b) as may be reasonably required by Auditor; provided, however, that Buyer shall provide customary indemnity for any officer of any Seller executing and delivering such representation letters to Auditor.

(d)           Buyer shall promptly reimburse Seller and its Affiliates for all internal and external expenses incurred by Seller and its Affiliates pursuant to this Section 8.7.

(e)           Promptly after the date of this Agreement, but no later than five (5) Business Days prior to Closing, Seller, to the extent Seller has such information in its possession, will provide Buyer with the following information for preparation of the Audited Statements of Revenue and Expenses:  (i) unaudited direct revenues and expenses, (ii) data supporting the unaudited direct revenues and expenses, and (iii) reserve data (collectively the “Financial Data”).

8.8           Transfer Taxes  The Buyer shall be responsible for the payment of all state and local transfer, sales, use, stamp, registration or other similar Taxes (the “Transfer Taxes”) resulting from the transactions contemplated by this Agreement. The Buyer and the Seller shall cooperate in good faith to minimize, to the extent permissible under applicable law, the amount of any such Transfer Taxes. If at any time after the Closing, Seller or any Affiliate shall become liable for Transfer Taxes for which Buyer is responsible under this paragraph, Buyer shall promptly reimburse Seller or such Affiliate for such Taxes and related costs, including any penalties and interest thereon assessed by any Taxing Authority relating thereto. Buyer shall defend, indemnify and hold Seller harmless with respect to the payment of such Transfer Taxes including any interest or penalties assessed thereon.

8.9           Other Taxes  All other taxes on the ownership or operation of the Assets, including real estate taxes other than transfer taxes, personal property taxes, ad valorem taxes and severance or production taxes (but excluding income and franchise taxes), which are imposed for or with respect to periods or portions of periods prior to the Effective Date shall be the burden of Seller and all such taxes imposed for or with respect to periods or portions of periods after the Effective Date shall be the burden of Buyer. Ad valorem taxes shall be prorated between the parties as of the Effective Date. Any party which pays any such taxes which are the responsibility of the other party shall be entitled to prompt reimbursement upon issuance to the responsible party of evidence of such payment.

8.10         Cooperation  Buyer and Seller shall cooperate fully as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding (each a “Tax Proceeding”) with respect to Taxes imposed on or with respect to the Assets. Buyer and Seller agree to file such reports or returns as are reasonably requested by the other party or are required under state, local, foreign or other applicable law in order to reduce or eliminate any Taxes attributable to the transactions contemplated by this Agreement.

8.11         Updated Exhibits and Schedules  Each Party shall, prior to Closing, notify the other party in writing of any information that, if existing or known to it on the date of this Agreement, would have been required to have been included in one or more Exhibits or Schedules to this Agreement and such information shall be added to the Exhibits and Schedules, which shall be considered updated. For purposes of determining the satisfaction of any of the conditions to the obligations of Buyer or Seller in Article XI and the liability of Buyer and Seller following Closing for breaches of its representations, warranties, and covenants under this Agreement, the Exhibits and Schedules to this Agreement shall be deemed to include only the information contained therein on the date of this Agreement; provided, however, that, if, at Closing, Buyer has knowledge that any representation or warranty of Seller contained in this Agreement is untrue or will be untrue in any respect as of the Closing Date and Buyer fails to notify Seller prior to Closing, such representation or warranty will be deemed waived by Buyer as a condition to close, and Buyer hereby waives any claim for breach of a representation or warranty or for indemnity related thereto.

8.12         Notification of Breaches.

Until the Closing,

(a)           Buyer shall notify Seller promptly after Buyer obtains actual knowledge that any representation or warranty of Seller contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Seller prior to or on the Closing Date has not been so performed or observed in any material respect; and

(b)           Seller shall notify Buyer promptly after Seller obtains actual knowledge that any representation or warranty of Seller contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date or that any covenant or agreement to be performed or observed by Buyer prior to or on the Closing Date has not been so performed or observed in any material respect.

If any of Buyer’s or Seller’s representations and warranties is untrue or shall become untrue in any material respect between the date of execution of this Agreement and the Closing Date, or if any of Buyer’s or Seller’s covenants or agreements to be performed or observed prior to or on the Closing Date shall not have been so performed or observed in any material respect and such breach of representation, warranty, covenant, or agreement shall (if curable) be cured by the Closing (or, if the Closing does not occur, by the date set forth in Section 13.1(f)), then such breach shall be considered not to have occurred for all purposes of this Agreement.

ARTICLE IX

DISPUTE RESOLUTION

9.1           Arbitration.

(a)           Any and all disputes or claims by either party arising from or related to this Agreement (whether such claims sound in contract, tort, or otherwise) that cannot be amicably settled, shall be determined solely and exclusively by arbitration in accordance with the Federal Arbitration Act and using the rules of the American Arbitration Association or any successor thereof when not in conflict with such Act.

(b)           Each party shall select one impartial arbitrator, and the two so designated shall select a third impartial arbitrator. If either party shall fail to designate an arbitrator within fourteen (14) days after arbitration is requested, or if the two arbitrators shall fail to select a third arbitrator within thirty (30) days after arbitration is requested, then an arbitrator shall be selected by the Senior U.S. District Judge for the Northern District of Texas. Judgment upon an award of the majority of the arbitrators shall be binding. In no event, may the arbitrators award any damages prohibited by this Agreement.

(c)           Discovery shall be made pursuant to the Federal Rules of Civil Procedure and completed within forty five (45) days of selection of the third arbitrator. Final hearing on the matter shall be had within sixty (60) days of the selection of the third arbitrator and a final decision (which may include the award of attorney’s fees and costs) with a written opinion stating the reasons therefor shall be rendered within seventy five (75) days of said date.

(d)           The arbitration process shall be kept confidential and such conduct, statements, promises, offers, views and opinions shall not be discoverable or admissible in any legal proceeding for any purpose, except to the extent reasonably necessary to enforce the final decision of the arbitrators.

9.2           Waiver of Certain Damages  EACH OF THE PARTIES HEREBY WAIVES, AND AGREES NOT TO SEEK, ANY CONSEQUENTIAL, SPECIAL, INDIRECT, EXEMPLARY OR PUNITIVE DAMAGES WITH RESPECT TO ANY CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE BREACH THEREOF (other than loss of profits, consequential damages or punitive damages suffered by third persons for which responsibility is allocated between the parties). Notwithstanding the foregoing, neither party hereto waives or shall be deemed to have otherwise waived any other rights, remedies or causes of action it may have under the provisions of this Agreement, or otherwise.

ARTICLE X

PROCEEDS, ROYALTY OBLIGATIONS, EXPENSES AND TAXES

10.1                           Accounting for Production and Proceeds of Production  At Closing, ownership of all production from the Assets shall pass from Seller to Buyer as of the Effective Date; however, Seller shall retain ownership and be entitled to all proceeds from the sale of any oil above the pipeline connections in tanks attributable to the Assets as of the Effective Date. If Seller should at any time subsequent to the Closing Date receive from any purchaser of production any proceeds attributable to any sale of production from the Assets occurring after the Effective Date, Seller shall remit all such proceeds to Buyer in accordance with Section 14.1. Similarly, if Buyer should at any time after the Closing Date receive any proceeds attributable to any such sale occurring prior to the Effective Date, Buyer shall promptly remit the same to Seller.

10.2                           Royalty Obligations; Expenses  Seller shall be responsible for the payment of all royalty obligations, operating expenses and capital expenses attributable to Seller’s interest in the Assets prior to the Effective Date. Buyer shall be responsible for the payment of all royalty obligations, operating expenses and capital expenses attributable to Buyer’s interest in the Assets on and after the Effective Date. Any party which pays any such royalties, operating expenses, or capital expenditures which are the responsibility of the other shall be entitled to prompt reimbursement upon issuance to the responsible party of evidence of such payment.

10.3                           Joint Billing Audits, Credits and Advances  Seller shall be responsible for the conduct and settlement of all joint billing audits which relate to accounting periods prior to the Effective Date. Buyer shall be responsible for the conduct and settlement of all joint billing audits which relate to accounting periods after the Effective Date. Any credits or advances received by Buyer after the Effective Date attributable to expenses paid prior to the Effective Date shall be reimbursed to Seller by Buyer. Any unapplied credits or advances received by Seller after the Effective Date attributable to expenses paid after the Effective Date shall be reimbursed to Buyer by Seller. The parties agree to provide reasonable access to records in their possession and control during normal business hours for the purpose of conducting audits and to reasonably cooperate with such audit efforts; provided, however, that neither party shall have the authority to extend the period for conducting any audit that affects the other parties period of ownership.

10.4                           Payments on Behalf of Others  In the event Seller makes payments (including but not limited to payments of Taxes) on behalf of royalty owners or joint interest owners after the Effective Date but prior to the Closing Date, Buyer shall reimburse Seller for all such payments in accordance with Section 14.1 and Buyer shall assume the risk of collection of the amount of any such payments from the appropriate party.

10.5                           Filing of Tax Returns  Buyer shall prepare or cause to be prepared all Tax Returns with respect to the Assets required to be filed after the Closing Date that relate to periods beginning prior to the Closing Date and ending after the Closing Date.  Buyer will cause such Tax Returns to be timely filed and will provide copies to Seller. Not later than five (5) days prior to the due date for payment of Taxes with respect to any such Tax Return, Seller shall pay to Buyer the amount of any Taxes that Seller is responsible for under Section 8.9 with respect to such Tax Return.  Seller shall prepare or cause to be prepared all Tax Returns with respect to the Assets required to be filed before the Closing Date that relate to periods beginning prior to the Closing Date and covering any period after the Effective Date.  Seller will cause such Tax Returns to be timely filed and will provide copies to Buyer.  The parties will be responsible for any Taxes reported on such Tax Returns in accordance with the provisions of Section 8.9.

10.6                           Holdco and Subco Formation and Assignment.

(a)           Prior to Closing, Seller shall form a single member subsidiary Delaware limited liability company (“Holdco”) and a single member subsidiary Delaware limited liability company (“Subco”), both of which subsidiaries shall be disregarded entities for federal tax purposes. Prior to Closing (which may be on the day of Closing), Seller shall assign and transfer to Subco as a capital contribution all the Assets. Seller will cause its membership interests in Subco to be contributed to Holdco.

(b)           At the Closing, in lieu of conveying the Assets to Buyer, Seller shall assign and transfer to Buyer at Closing all the outstanding membership interests in Holdco (the “Holdco Interest”).

(c)           The form of documents to effect the formation of Holdco and Subco shall be provided by Buyer and shall be reasonably acceptable to Seller.

(d)           At or prior to the Closing, Seller and Buyer shall enter into any amendment of this Agreement necessary to reflect the provisions of this Section 10.6, including changes from a sale of Assets to a sale of the Holdco Interest.

(e)           Buyer shall promptly reimburse Seller for, and indemnify, defend and hold harmless Seller, its General Partners and its Affiliates from and against, any and all claims, liabilities, losses, costs, expenses, and administrative fees incurred or suffered by Seller, its General Partners and its Affiliates caused by or arising out of or relating to the analysis, structuring and preparation of documents for the matters described in this Section 10.6, the formation of Holdco and Subco, the assignment of the Assets to Subco and Holdco, and the assignment of Holdco Interest, including Taxes and any loss of long-term capital gains treatment, if any, (including any fines, penalty or other liability arising from the assignment of the Assets to Subco and Holdco and transfer of the Holdco Interest or from failure to withhold and remit any Tax related to such assignments and transfer) which would not have been incurred by Seller, its General Partners or its Affiliates if the Seller and Buyer had engaged in a sale of the Assets as provided in this Agreement, in each case (i) whether incurred or suffered before or after the Closing Date and (ii) regardless of whether the Closing occurs.

(f)            Buyer agrees that any failure to have record title transferred from Seller to Subco or Holdco shall not constitute a Title Defect or breach of any representation or warranty or obligation under this Agreement provided that the appropriate conveyances as described in Section 10.6(a) have been executed and delivered to Subco and Holdco prior to the Closing. In addition, Buyer agrees that any failure to have permits, licenses, or other appurtenances, or any Contracts or Records, in the name of Subco or Holdco instead of Seller shall not constitute a breach of any representation or warranty or obligation under this Agreement. Buyer agrees after

Closing to make any additional filings required with any Governmental Authority with respect to the transactions contemplated in this Section 10.6.

(g)           Notwithstanding anything to the contrary contained herein, Seller shall not effect the transactions described in this Section 10.6 unless and until Buyer delivers to Seller (i) a written request to effect the transaction described in this Section 10.6 no less than ten (10) days prior to the Closing and (ii) a written confirmation agreeing that all Buyer’s conditions to Closing set forth in Article XI (other than those conditions related to delivery of documents by Seller to Buyer at Closing) have been satisfied or irrevocably waived by Buyer.

(h)           Notwithstanding anything to the contrary contained herein, Buyer shall pay to Seller any expenses incurred by Seller to effect the transactions described in this Section 10.6.

(i)            Notwithstanding anything to the contrary contained herein, none of Seller’s representations and warranties in Section 2.8 shall apply to Subco or Holdco.

ARTICLE XI

CONDITIONS OF CLOSING

Buyer’s and Seller’s obligation to consummate the transactions provided for herein is subject to the satisfaction or waiver by the other party of the following conditions:

11.1                           Representations.

(a)           The representations of Seller contained in Article II hereof shall be true and correct in all material respects and on the date of Closing as though made on and as of that date.

(b)           The representations of Buyer contained in Article III hereof shall be true and correct in all material respects and on the date of Closing as though made on and as of that date

11.2                           Performance.  Buyer and Seller shall have performed in all material respects the obligations, covenants and agreements hereunder to be performed by them at or prior to Closing. Seller shall have tendered to Buyer all documents contemplated by Section 12.2.

11.3                           Pending Matters.  Except as disclosed herein, no suit, action or other proceeding by a third party or a Governmental Authority shall be pending or threatened which seeks substantial damages from Buyer or Seller in connection with the Assets, or seeks to restrain, enjoin or otherwise prohibit, the consummation of the transactions contemplated by this Agreement. The Closing shall not violate any order or decree of any Governmental Authority having competent jurisdiction.

11.4                           Expiration of HSR Waiting Period.  If applicable, the waiting period under the HSR Act shall have expired or been terminated.

11.5                           Evidence of Bonding.  Buyer shall deliver to Seller:

(a)           A copy of certificate from Secretary of State evidencing Buyer has the authority to do business with the state(s) where the Assets are located; and

(b)           Either a copy of Buyer’s existing blanket plugging or performance bond, or evidence of Buyer’s compliance with applicable state or federal rules and regulations, if any, filed with the applicable conservation or regulatory agency.

11.6                           Financial Statements

(a)           Buyer shall have received the Financial Data pursuant to Section 8.7(e); and

(b)           Buyer and KPMG shall be satisfied that they have the Financial Data required to complete the Audited Statements of Revenues and Expenses.

ARTICLE XII

CLOSING

12.1                           Date and Place of Closing  Consummation of the purchase and sale of the Assets as contemplated by this Agreement (the “Closing”) shall, unless otherwise agreed to in writing by Buyer and Seller, take place at the offices of the Seller, at 10:00 a.m., local time, on January 31, 2008 (the “Target Closing Date”), or if all conditions in Article XI to be satisfied prior to Closing have not yet been satisfied or waived, as soon thereafter as such conditions have been satisfied or waived, subject to the termination provisions of Article XIII.  The date on which the Closing occurs is referred to herein as the “Closing Date.”

12.2                           Closing Obligations  At the Closing (except in the case of Section 12.2(l), which shall be delivered five (5) days prior to Closing) the following events shall occur, each being a condition precedent to the others and each being deemed to have occurred simultaneously with the others:

(a)           Seller shall execute, acknowledge and deliver to Buyer an Assignment and Bill of Sale of the Assets and such other instruments of transfer and assignment necessary to convey to Buyer the Assets in the manner contemplated by this Agreement.

(b)           Seller shall execute and deliver assignments in form required by federal, state or tribal agencies for the assignment of any federal, state or tribal Properties in sufficient duplicate originals to allow recording in all appropriate offices

(c)           Seller shall deliver to Buyer exclusive possession of the Assets and Buyer shall take possession of the Assets, as of the Closing Date.

(d)           Buyer shall deliver to Seller the Purchase Price, as adjusted in accordance with Section 1.4 hereof, including applicable Transfer Taxes, if any, by wire transfer to an account designated by Seller.

(e)           Seller and Buyer shall execute, acknowledge, and deliver transfer orders or letters in lieu thereof directing all purchasers of production to make payments of proceeds attributable to production from the Assets to Buyer.

(f)            Seller and Buyer shall execute, acknowledge and deliver such other instruments and take such other action as may be reasonably necessary to carry out their respective obligations under this Agreement.

(g)           Seller and Buyer shall execute and deliver the Closing Statement that shall set forth the Purchase Price, any adjustment to the Purchase Price in accordance with Section 1.4 hereof, and the calculations used to determine such adjustment, as set forth on Exhibit F.

(h)           Seller and Buyer shall each execute and deliver a certificate duly executed by their respective authorized corporate officers or partners, as applicable, dated as of Closing, certifying on behalf of Seller and Buyer that the conditions set forth in Article XI that apply to each have been fulfilled.

(i)            Seller shall deliver a certificate of non-foreign status of Seller that meets the requirements of Treasury Regulation Section 1.1445-2(b)(2).

(j)            Seller shall deliver evidence of the consent of the General Partners to the transactions contemplated by this Agreement.

(k)           Seller shall deliver evidence of the authority of the Person(s) executed this Agreement and the Assignment and Bill of Sale to execute such agreements on behalf of Seller.

(l)            Seller shall deliver the Financial Data pursuant to Section 8.7(e) unless Buyer has waived the condition in Section 11.6.

12.3                           Files  Seller shall, at or within ten (10) days Closing, provide Buyer with either paper or electronic copies or originals, of the Records, Leases, Contracts, Surface Contracts and amendments and correspondence related thereto. Seller shall retain at its option copies of all original files and shall have no obligation to furnish Buyer any data or information that Seller cannot provide Buyer because of third-party restrictions on Seller or that does not directly pertain to the Assets.

ARTICLE XIII

TERMINATION OF AGREEMENT

13.1                           Grounds for Termination  This Agreement may be terminated at any time on or prior to the Closing Date by:

(a)           Buyer or Seller, if consummation of the transactions contemplated hereby would violate any non-appealable final order by any Governmental Authority having competent jurisdiction;

(b)           Buyer or Seller, if after the date hereof, any legislation which would have the effect of prohibiting or making unlawful the acquisition or ownership of the Assets by Buyer or the conveyance or sale of the Assets by Seller, has been enacted into law;

(c)           Buyer or Seller, if any of the representations or warranties of the other party contained in Article II or Article III above (as applicable) are not materially true and correct on and as of the Closing Date;

(d)           Buyer or Seller, if the Material Title Defect amount exceeds ten percent (10%) of the Purchase Price;

(e)           Buyer or Seller, if the Material Environmental Condition amount exceeds ten percent (10%) of the Purchase Price; or

(f)            Buyer or Seller, if Closing has not occurred on or before February 29, 2008;

provided, however, that no Party shall be entitled to terminate this Agreement under Section 13.1(f) if the Closing has failed to occur because such Party negligently or willfully failed to perform or observe in any material respect its covenants and agreements hereunder.

13.2                           Effect of Termination.

(a)           If this Agreement is terminated pursuant to Section 13.1, this agreement will become void and will be of no further force or effect (except for the provisions of Sections 2.6, 3.8, 5.4, 10.6(e), 13.2, 14.5, Article IX, Article XVI (but excluding Section 16.2) and of the Confidentiality Agreement, all of which shall continue to be in full force and effect).  In the event this Agreement terminates under Section 13.1(f) and any party has willfully or negligently failed to perform or observe in any material respect any of its agreements or covenants contained herein that are to be performed or observed at or prior to Closing, then the other Party shall only be entitled to all remedies available as provided in Section 7.5.

(b)           If Closing has not occurred by February 29, 2008, due to Buyer’s actions or inactions (including Buyer’s failure to perform pursuant to Section 12.2 above) or should Buyer default under this Agreement in any material way, including, but not limited to, Buyer’s absence at the designated time for Closing, Seller shall have the right to terminate this Agreement and retain the Performance Guarantee Deposit set forth in Section 1.3 above including any accrued interest, as liquidated damages and in addition such remedies as provided in Section 7.5. Furthermore, Seller shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any party without any restriction under this Agreement and Buyer shall be liable for all damages if it attempts to interfere in any way with such enjoyment or action by Seller.

ARTICLE XIV

CONTINUING OBLIGATIONS

14.1                           Post-Closing Settlement  Within one hundred twenty (120) days after the Closing, a final settlement statement shall be prepared by Seller and submitted to Buyer showing income and expenses for the Assets between the Effective Date and Closing Date and other charges and credits provided in this Agreement. However, neither party to this Agreement shall be absolved from liability should such accounting and adjustment not be completed within said one hundred twenty (120) day period.

(a)           Seller shall be credited with:

(i)            The value of all merchantable oil above the pipeline connections in tanks at the Effective Date based on either the operator’s gauge report, if available, or regulatory reports furnished by the operator that is credited to Seller’s net revenue interest in the Assets, such value to be based on the net contract price in effect as of the Effective Date (or the market value at the wellhead, if there is no contract price in effect as of such time), less any taxes withheld properly by the purchaser of such.

(ii)           The amount of all costs and expenses paid or incurred by Seller, including, without limitation, royalties, rentals and other charges, ad valorem, and other taxes based upon or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom, expenses paid or incurred under applicable operating agreements and, in the absence of an operating agreement, expenses of the sort customarily billed under such agreements, not including income taxes or franchise taxes paid by Seller, in connection with the operation of the Assets subsequent to the Effective Date.

(iii)          An amount equal to all prepaid expenses attributable to the Assets that are paid or incurred by or on behalf of Seller prior to the Closing Date and that are, in accordance with generally accepted accounting principles, attributable to the period after the Effective Date, including, without limitation, prepaid ad valorem, property, production, severance, and similar taxes (but not including income taxes) based upon or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom. Any refund of such taxes attributable to the period before the Effective Date received by Buyer shall be credited to Seller.

(iv)          The amount of any advances paid by Seller to, and held by, the operator of any property (exclusive of Seller) as a working fund pursuant to the applicable joint operating agreements.

(b)           Buyer shall be credited with:

(i)            Proceeds received by Seller that are, in accordance with generally accepted accounting principles, attributable to the Assets for the period of time after the Effective Date.

(ii)           The amount of all costs and expenses paid by Buyer, including,

without limitation, royalties, rentals and other charges, ad valorem, property, production, excise, severance, and similar taxes based upon or measured by the ownership of property or the production of hydrocarbons or the receipt of proceeds therefrom, expenses paid under applicable operating agreements and, in the absence of an operating agreement, expenses of the sort customarily billed under such agreements, not including income taxes or franchise taxes paid by Buyer, in connection with the operation of the Assets prior to the Effective Date.  Any refund of such taxes attributable to the period  after the Effective Date received by Seller shall be credited to Buyer.

(iii)          Any unpaid amount attributable to any reduction under Section 8.4 for a Casualty Loss which occurs subsequent to the Effective Date and prior to the Closing Date.

(iv)          All amounts held in suspense. Buyer agrees to indemnify, defend and hold Seller harmless from, and assume full responsibility for, the proper distribution of all suspense amounts delivered to Buyer by Seller.

(v)           The amount of any advances paid to Seller as Operator and held by Seller as Operator as a working fund pursuant to the applicable joint operating agreements.

(c)           In addition to the matters mentioned above, the final settlement statement shall include any other debits and credits, either cash or accrued, but excluding income and franchise taxes, which under generally accepted accounting principles would be attributable to the transfer of ownership of the Assets on the Effective Date.

(d)           Buyer shall have the right for a period of sixty (60) days from the date of the final settlement statement in which to audit the matters covered thereby and respond with objections and proposed corrections to the final settlement statement.

(e)           Within thirty (30) days after Seller’s receipt of Buyer’s modifications to the final settlement statement, Seller and Buyer may undertake to agree with respect to the adjustments or payments and the amount due from Buyer or Seller, as the case may be, shall be submitted to the other party. The final settlement statement shall be deemed conclusive and not subject to further audit by either party.

(f)            In the event Buyer and Seller are unable to mutually agree upon the amount of the settlement statement, the dispute shall be resolved pursuant to Section 9.1 above.

14.2                           Further Assurances  After Closing, the parties agree to execute and deliver to each other all such instruments, notices, division or transfer orders, and other documents, and to do all such other acts not inconsistent with this Agreement as may reasonably be necessary or advisable to carry out their obligations under this Agreement.  Without limitation of the forgoing, but not as a representation or warranty, the Parties agree that Seller intends to convey to Buyer, and Buyer intends to purchase, subject to the terms and conditions of this Agreement, all mineral interests related to the leases, units, wells and other property described in the reserve report prepared by Albrecht & Associates, Inc. that was provided in the Seller’s data room.  To the extent Exhibit A attached to this Agreement at the time of execution fails to describe all such mineral interests, Seller and Buyer agree to revise Exhibit A to include all such mineral interests that Seller owns (but excluding fee surface acreage without minerals that do not relate to the operation of the Properties as currently operated by Seller).

14.3                           Gas Imbalances  Seller and Buyer acknowledge and agree to the following regarding possible gas imbalances on any of the Assets transferred by this Agreement:

(a)           Gas Balance Status: Schedule 2.13 sets forth any Imbalances pertaining to the Assets.

(b)           Gas Underproduction: In the event Seller is under-produced as to any well(s) located on the Assets, Buyer agrees not to hold Seller liable for such underproduction, subject to Seller’s representation in Section 2.13.  Seller, however, agrees to assign to Buyer all of its rights to make up such underproduction.

(c)           Gas Overproduction: In the event Seller is overproduced as to any well(s) located on the Assets, Buyer acknowledges and agrees that its share of gas from any such overproduced well(s) on the Assets may at some point be curtailed by underproduced working interest owners. Seller shall not be liable to Buyer in the event such curtailment occurs, subject to Seller’s representation in Section 2.13.

(d)           Seller and Buyer agree that Buyer will assume the liability for the volumes of Imbalances shown on Schedule 2.13.

(e)           The provisions of this Section shall survive Closing.

14.4                           Recording  As soon as practicable after Closing, Buyer shall, at its own cost, (i) record the Assignment(s) and Bill(s) of Sale in the appropriate office of the state and county in which the lands covered by the Assignment(s) and Bill(s) of Sale are located, (ii) obtain the approval of any federal, Indian tribal or state government agencies to the assignment of the Assets, and (iii) file any state, federal or Indian tribal oil and gas leases in the appropriate governmental offices on a form required and in compliance with the applicable rules of the applicable government agencies. Buyer shall supply Seller with a true and accurate photocopy of all the recorded and filed assignments within a reasonable period of time after their recording and filing. Documentary tax stamps, if applicable, shall be the responsibility of Seller.

14.5                           Confidentiality  In the event of the termination of this Agreement, Seller and Buyer shall, to the extent permitted by law, keep confidential and not use any confidential information obtained pursuant to this Agreement, unless such information is readily ascertainable from public or published information or trade sources or is received by Buyer from a third party having no obligation of confidentiality with respect to such information. Notwithstanding the above, Seller shall not be precluded from informing its employees of such details of the transaction as Seller deems necessary; provided, however, Seller shall be responsible for ensuring that such employees comply with the provisions of this Section 14.5.

14.6                           Preservation of Books and Records  For a period of seven (7) years following the Closing Date, the party in possession of the originals shall retain the original books, records and files relating to the Assets and shall make such books, records and files available to the other party, upon reasonable notice, for review and copying (at the expense of the party requesting to review and/or copy same) at the headquarters of the party in possession (or at such other location in the United States as the party in possession may designate in writing to the other party) at reasonable times and during regular office hours. Buyer acknowledges that Seller may need to review and copy such books, records and files in connection with litigation or other business purposes. Buyer’s obligation under this Section 13.7 shall survive Closing and shall continue in the event the Assets or any portion thereof are sold or otherwise transferred to third parties.

14.7                           Financial Statements

(a)           Seller shall fully cooperate with and assist Buyer in the completion of the Audited Statements of Revenues and Expenses.

(b)           Buyer shall use, and shall cause its Auditors to use, their reasonable best efforts to help Seller identify and to obtain from Seller, on or before January 17, 2008, the Financial Data necessary to complete the Audited Statements of Revenues and Expenses.  Buyer shall notify Seller promptly after Buyer or its Auditors determine that any Financial Data provided by Seller needs to be supplemented, updated or is otherwise insufficient in any respect.  On or before January 17, 2008, Buyer shall provide Seller with either (i) a letter stating that Buyer has received the Financial Data pursuant to Section 8.7(e) and the condition to Closing set forth in Section 11.6 has been satisfied or waived, or (ii) a final report identifying all outstanding Financial Data that Seller still needs to provide in order for Buyer to complete the Audited Statements of Revenues and Expenses.  Buyer shall be precluded from asserting that Section 8.7(e) and the condition to Closing set forth in Section 11.6 were not met due to Seller’s failure to provide any Financial Data that was not specifically listed and requested in the final report.

ARTICLE XV

EMPLOYEE MATTERS

15.1                           Continuing Employees.  From and after the date hereof, and throughout the term of the COMFS (the “Transition Period”) Seller will assist Buyer or an Affiliate thereof in seeking to retain certain of Seller’s employees to effectuate a smooth transition of the operation of the Assets to the Buyer.  Within 10 days from the date hereof, Seller will provide Buyer with a list of employees (the “Seller Employees”) available for employment with Buyer, which will include the following data: name, job title, salary or wage, bonus eligibility, vacation eligibility, hire date, and service date.  The Seller Employees that Buyer hires are referred to as the “Continuing Employees”.

15.2                           No Obligation to Hire Seller Employees.  Nothing in this Agreement shall require or be construed or interpreted as requiring the Buyer or any Affiliate thereof to offer employment to any employee of Seller or its Affiliates or to continue the employment of any employee of Seller or its Affiliates (including any Continuing Employees) following their respective Hire Date, or to prevent Buyer or an Affiliate thereof from changing the terms and conditions of employment (including compensation and benefits) of any of its employees (including any Continuing Employees) following their respective Hire Dates.  Seller and the Buyer hereby acknowledge and agree that any employment offered by Buyer or its Affiliate to a Continuing

Employee will be “at will” and may be terminated by the relevant Buyer or Affiliate thereof or such Continuing Employee at any time for any reason (subject to applicable Laws and to any specific written commitments made to the contrary by a Buyer or an Affiliate thereof or by such Continuing Employee).  Further, any such offer of employment shall be on such terms and conditions as the Buyer or their Affiliates shall determine and may be conditioned upon the Seller Employee’s passage of the Buyer or its Affiliates’ pre-employment screening requirements.

15.3                           Interview, Screening, and Offers to Seller Employees.

(a)           Seller shall notify the Seller Employees of Buyer or its Affiliates’ desire to hire them.  Seller and Buyer shall assist one another in providing such employees the right to meet with representatives of Buyer or its Affiliates to discuss the capacity in which such persons will be employed by a Buyer or an Affiliate thereof and the terms and conditions under which such employment will be offered; provided, however, that no employee of Seller shall be required to accept an offer of employment with Buyer or Affiliate thereof if such an offer is made.  Seller shall retain all liability for all severance benefits owed to the employees of Seller (including but not limited to any Seller Employees who receive but do not accept offers of employment from a Buyer or Affiliate thereof) under Seller’s employment agreements, offer letters, or severance plans or policies, if any.  During the Transition Period, Buyer shall provide offers of employment to the Seller Employees the Buyer or Affiliate thereof desires to hire, with each offer stipulating that the date for commencement of work is the termination date of the COMFS (the “Hire Date”).  Buyer shall provide Seller with notice of the names of those Seller Employees to whom Buyer or an Affiliate thereof has made employment offers promptly after making such offers.

(b)           No Seller Employee shall become a Continuing Employee unless he or she (i) accepts Buyer’s or its Affiliate’s offer of employment under the terms provided in Buyer or its Affiliate’s offer, (ii) passes any required pre-employment screening required by Buyer or its Affiliate, and (iii) on the Hire Date, is actively at work, on sickness or disability leave, or an approved leave of absence.

15.4                           Employee Benefits.

(a)           The Buyer or its Affiliate, as applicable, shall grant to the Continuing Employees credit for their past service years as outlined in the data provided by Seller to Buyer pursuant to Section 1.1 for the following: (i) vesting and eligibility purposes under any employee benefit programs maintained by the Buyer or its Affiliate in which they are available to participate and (ii) determining the duration and amount of their benefits under any sick pay or sick leave policy or vacation policy, maintained by the Buyer or its Affiliate in which they are eligible to participate.  Seller shall use commercially reasonable efforts to provide Buyer with all necessary transition assistance, including any applicable service credit information relating to Continuing Employees, to enable Buyer to develop and implement compensation and benefit plans and programs for any Continuing Employees.

(b)           Effective as of each Seller Employee’s respective Hire Date, such Seller Employee that becomes a Continuing Employee shall cease to actively participate or be eligible to actively participate in any Seller Plan.  Neither Buyer nor its Affiliate shall assume any Seller Plan or be liable in any respect for the funding of, or contributions to, or liabilities under any Seller Plan.  Until each Continuing Employee’s respective Hire Date, such Continuing Employee shall remain the employee of Seller and Seller shall provide his or her wages and employee benefits at Seller’s sole expense.  Without limiting the foregoing, or Section 7.3(f) of this Agreement for all periods prior to the Closing Date and from the Closing Date until each Seller Employee’s respective Hire Date, under the COMFS, Seller shall be responsible for (i) the base salaries or wages and overtime payments of the Seller Employees along with any bonuses to which such Seller Employee may be entitled, (ii) the costs of the Seller Employees’ participation in the retirement, medical, dental and other employee benefit plans sponsored by Seller, (iii) workers’ compensation coverage of the Seller Employees, (iv) vacation and leave pay for the Seller Employees, (v) the employer’s portion of any health, life, disability or other insurance provided as a part of Seller’s employee benefit plans in effect after the Closing Date and in which the Seller Employees participate, (vi) all employee taxes (including Social Security, Medicare and unemployment taxes) and tax withholdings, and (vii) all payroll processing, payroll deduction, tax withholding and tax reporting services, employee benefit administration, claims processing, personnel administration, and all such related human resources services with respect to the Seller Employees.

15.5                           Control of Seller Employees.  Prior to the Hire Date, if any, of a Seller Employee, Seller shall have the right to control and direct the Seller Employees as to the performance of duties and as to the means by which such duties are performed, including the right to terminate the employment of any Seller Employee, provided that: (i) Buyer shall not be liable for any costs, expense, liabilities, or severance benefits, if any, related to any such terminated Seller Employee; and (ii) Seller and its Affiliates agree not to rehire any terminated Seller Employee who becomes a Continuing Employee for a period of two years following any such Seller Employee’s termination date.  Seller shall fully and timely inform Buyer of and consult Buyer with respect to, all employment, benefit workplace and performance matters relating to Seller Employees prior to the Seller Employees’ respective Hire Dates that, in the reasonable judgment of Seller’s management, could have a material impact on Buyer prior to taking any actions or making any decisions with respect to such matters, subject to applicable law.  Notwithstanding the foregoing, prior to each Seller Employee’s respective Hire Date, Seller shall have the right to direct such employee to perform reasonable administrative duties on behalf of Seller in connection with the winding down of Seller’s services with respect to the Assets and the termination of any Seller Plan.  During the Transition Period, but prior to the Seller Employees’ respective Hire Dates, Seller will not permanently reassign, make compensation changes, promote or relocate any Seller Employee, other than in the ordinary course of business or as required by any Seller Plan or applicable law, without the written consent of Buyer.  Seller shall be responsible for complying with all safety, health and work-related laws, regulations and rules with respect to the Seller Employees employed by Seller during the Transition Period.  Nothing herein is intended to affect Seller’s status as employer of each Seller Employee while employed by Seller or Seller’s control over such individual until his or her respective Hire Date.

15.6                           Solicitation of Continuing Employees.  For the period beginning on each Continuing Employee’s Hire Date and ending on the date that is two (2) years after the Closing Date, neither Seller nor any of its Affiliates will, unless acting in accordance with Buyer’s prior written consent, solicit, encourage or otherwise induce such Continuing Employee to leave the employment of Buyer or any of its Affiliates or become an employee of Seller or any of its Affiliates.  Notwithstanding the foregoing, neither Seller nor its Affiliates will be prohibited from hiring or contracting for the services of a Continuing Employee who has terminated his or her employment relationship with Buyer without solicitation or inducement from Seller or its Affiliates.  A general advertisement by Seller or its Affiliates for employment that is not targeted at any Continuing Employee or group of Continuing Employees shall not constitute a breach of the obligations of Seller or its Affiliates under this Section 15.6.

15.7                           Waiver of Restrictions on Continuing Employees.  On or before each Continuing Employee’s Hire Date, if any, Seller shall take and shall cause its Affiliates to take any necessary action to waive any covenants not to compete, confidentiality provisions or similar restrictions under agreements between Seller and/or such Affiliates and the Continuing Employee that may be applicable to any Continuing Employee, but only to the extent any of the foregoing would preclude a Continuing Employee from accepting employment with a Buyer party or an Affiliate thereof, and may not restrain such Continuing Employee in any way in performing his services for the Buyer or their Affiliates.

15.8                           No Third Party Beneficiaries.  Notwithstanding any other provisions of this Agreement, the provisions of this Article XV are not intended to and shall not create or confer any third-party beneficiary rights respecting any Seller Employee or Continuing Employee.

ARTICLE XVI

MISCELLANEOUS

16.1                           Definitions  Capitalized terms used herein shall have the meaning ascribed to them in this Agreement as such terms are identified and/or defined in the following list:

(a)           “Affiliate” with respect to any Person, means any person that directly or indirectly controls, is controlled by or is under common control with such Person.

(b)           “Agreed Interest Rate” shall mean the Wall Street Journal London Interbank Offered Rate (as defined below) plus one percentage point, with said rate to be adjusted to reflect any change in The Wall Street Journal London Interbank Offered Rate at the time of any such change. As used herein, for any date, the “Wall Street Journal London Interbank Offered Rate” shall mean the London Interbank Offered Rate (LIBOR) for one (1) month quoted in the most recently published issue of The Wall Street Journal (Central Edition) in the “Money Rates” column. If the Wall Street Journal London Interbank Offered Rate ceases to be made available by the publisher, or any successor to the publisher of The Wall Street Journal, (Central Edition) the interest rate will be determined by using a comparable index. If more than one Wall Street Journal London Interbank Offered Rate for one (1) month is quoted, the higher rate shall apply.

(c)           “Allocated Value” means the value allocated to each Asset on Exhibit C.

(d)           “Business Day” means each calendar day except Saturdays, Sundays, and Federal holidays.

(e)           “Closing Date Interest Amount” means the amount of interest, computed at the Agreed Interest Rate, accrued on an amount equal to the Adjusted Purchase Price minus the Performance Guarantee Deposit from the Target Closing Date to the Closing Date.

(f)            “Code” means the Internal Revenue Code of 1986, as amended.

(g)           “Confidentiality Agreement” means that letter agreement entered into between Albrecht & Associates, Inc and Linn Energy, LLC and dated September 5, 2007.

(h)           “Environmental Laws” mean as the same may have been amended, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq. (the “Clean Water Act”); the Clean Air Act, 42 U.S.C. § 7401 et seq. the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; the Atomic Energy Act, 42 U.S.C. § 2011 et seq.; and all applicable related law, whether local, state, territorial, or national, of any Governmental Body having jurisdiction over the property in question addressing pollution or protection of human health, safety, natural resources or the environment and all regulations implementing the foregoing.

(i)            “Environmental Liabilities” means any and all environmental response costs (including costs of remediation), damages, natural resource damages, settlements, consulting fees, expenses, penalties, fines, orphan share, prejudgment and post judgment interest, court costs, attorneys’ fees, and other liabilities incurred or imposed (i) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar act (including settlements) by any Governmental Authority or court of competent jurisdiction to the extent arising out of any violation of, or remedial obligation under, any Environmental Laws which are attributable to the ownership or operation of the Properties prior to the Effective Date or (ii) pursuant to any claim or cause of action by a Governmental Authority or other Person for personal injury, property damage, damage to natural resources, remediation or response costs to the extent arising out of any violation of, or any remediation obligation under, any Environmental Laws which is attributable to the ownership or operation of the Properties prior to the Effective Date. The term does not include good or desirable operating practices or standards that may be employed or adopted by other oil or gas well operators or recommended by a Governmental Authority.

(j)            “ERISA” means the Employee  Retirement Income Security Act of 1974, as amended.

(k)           “ERISA Affiliate” means, with respect to any entity, any entity, trade or business that is a under common control with such entity, within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

(l)            “Governmental Authority” means any federal, state, local, municipal, or other governments; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; and any court or governmental tribunal.

(m)          “Governmental Authorization” shall mean any approval, consent, license, permit, registration, variance, exemption, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any federal, state, local, or municipal law, Order, constitution, ordinance, or rule, including rules of common law, regulation, statute, treaty, or other legally enforceable directive or requirement.

(n)           “Hazardous Materials” shall mean any (i) chemical, constituents, material, pollutant, contaminant, substance or waste that is regulated by any Governmental Body or may form the basis of liability under any Environmental Law; (ii) asbestos containing material, lead-based paint, polychlorinated biphenyls, or radon; and (iii) petroleum, Hydrocarbons, or petroleum products.

(o)           “Hedge Adjustment Amount” shall mean the difference (positive or negative) between (i) the Net Mark-to-Market Hedge Value as of the close of trading on the business day before the date this Agreement is executed minus (ii) the Net Mark-to-Market Hedge Value as of the close of trading on the earlier of (i) the business day before the Closing Date or (ii) February 29, 2008.  Attached as Schedule 16.1(n) are example calculations of the Hedge Adjustment Amount.

(p)           “Hydrocarbons” mean gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof and sulphur extracted from hydrocarbons.

(q)           “Imbalance” or “Imbalances” means over-production or under-production or over-deliveries or under-deliveries with respect to oil or gas produced from or allocated to the Assets, regardless of whether such over-production or under-production or over-deliveries or under-deliveries arise at the platform, wellhead, pipeline, gathering system, transportation or other location.

(r)            “Laws” means all statutes, rules, regulations, ordinances, orders, and codes of Governmental Authorities.

(s)           “Mark-to-Market Hedge Value” means the mark-to-market value to Seller of each hedge transaction listed on Schedule 16.1(r) (either positive or negative) as calculated by the Seller in good faith as of the close of trading on the business day before the relevant determination date.  If Seller is “in the money” with respect to a hedge transaction, the Mark-to-Market Value of that transaction will be a positive number.

(t)            “Material Adverse Effect” means any adverse effect on the ownership, operation or value of the Assets, as currently operated, which exceeds ten percent of the Purchase Price in value, provided, however, that “Material Adverse Effect” shall not include general changes in industry or economic conditions or changes in laws or in regulatory policies.

(u)           “Net Mark-to-Market Hedge Value” means the sum of the Mark-to-Market Hedge Values of all hedge transactions listed on Schedule 16.1(r) as of the close of trading on the business day before the relevant determination date.

(v)           “Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, government or agency or subdivision thereof or any other entity.

(w)          “Property Costs” mean all operating expenses (including without limitation costs of insurance and ad valorem, property, severance, production and similar Taxes based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons therefrom, but excluding any other Taxes) and capital expenditures incurred in the ownership and operation of the Assets in the ordinary course of business and, where applicable, in accordance with the relevant operating or unit agreement, if any, and overhead costs charged to the Assets under the relevant operating agreement or unit agreement, if any, but excluding without limitation liabilities, losses, costs, and expenses attributable to (i) claims for personal injury or death, property damage or violation of any Law, (ii) obligations to plug wells, dismantle facilities, close pits and restore the surface around such wells, facilities and pits, (iii) obligations to remediate any contamination of groundwater, surface water, soil or Equipment under applicable Environmental Laws, (iv) obligations to furnish make-up gas according to the terms of applicable gas sales, gathering or transportation contracts, (v) gas balancing obligations and (vi) obligations to pay working interests, royalties, overriding royalties or other interests held in suspense.

(x)            “Seller Plan” means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, change-in-control, termination pay, deferred compensation, retirement or pension payments, bonuses, performance awards, retention payments, incentive compensation, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA and any plans that would be “employee benefit plans” within the meaning of Section 3(3) of ERISA if they were subject to ERISA (such as foreign plans and plans for directors) which, in each case, is or ever has been sponsored, maintained, contributed to, or required to be contributed to, by the Seller or any ERISA Affiliate of the Seller (present or former) for the benefit of any present or former employee or officer, consultant or similar representative of Seller or any of such ERISA Affiliates, and with respect to which the Seller or any of such ERISA Affiliates has or may have any liability or obligation on behalf of any of such individuals.

(y)           “Seller-Operated Assets” mean Assets operated by Seller.

(z)            “Seller Taxes” means any and all Taxes imposed on the Seller or for which the Seller may otherwise be liable other than Taxes for which the Buyer has assumed responsibility under Section 8.8 and 8.9 hereof or as provided in Section 14.1 and 10.5.

(aa)         “Tax” or “Taxes” means all federal, state, local, foreign and other net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem,

transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, government fees, or other assessments or charges of any kind whatsoever imposed by any Governmental Authority, together with any interest and any penalties or additions to tax with respect thereto.

(bb)         “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(cc)         “Taxing Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

(dd)         “WARN Act” means the Worker Adjustment and Retraining Notification Act, 29 U.S.C. § 2109 et seq. and the regulations promulgated thereunder.

16.2                           Use of Seller’s Name  As soon as practicable after Closing in order to be in compliance with all applicable Laws, Buyer shall remove or cause to be removed the names and marks used by Seller and all variations and derivations thereof and logos relating thereto from the Assets and shall not thereafter make any use whatsoever of those names, marks and logos.

16.3                           Integrations, Amendment and Modification.  Except as expressly set forth herein, none of the parties makes to the other any representation, whether expressed or implied, of any kind whatsoever. This Agreement may not be modified, supplemented or changed in any respect except by a writing duly executed by Seller and Buyer.

16.4                           Descriptive Headings  The headings of the paragraphs and subparagraphs of this Agreement are inserted for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

16.5                           Governing Law  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF OKLAHOMA EXCEPT FOR MATTERS RELATING TO TITLE TO PROPERTY, WHICH SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE JURISDICTION IN WHICH SUCH PROPERTY IS LOCATED.

16.6                           Binding Effect; Assignment  This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by each of the parties, and their successors and permitted assigns. This Agreement and the rights and obligations hereunder shall not be assigned by Buyer, in whole or in part, without the prior written consent of Seller, provided however, Buyer may assign its rights and obligations under the Agreement to any affiliate without notice or consent from Seller.

16.7                           Notices

(a)           All notices, disclosures or other communications which are required or permitted hereunder shall be in writing and shall be delivered as follows:

If to Buyer:	Charlene A. Ripley
Senior Vice President, General Counsel and Corporate
Secretary JP Morgan Chase Tower
600 Travis, Suite 5100
Houston, Texas 77002
	Telephone:	(281) 840-4119
	Facsimile:	(281) 840-4180

If to Seller:	Curtis J. Biram
General Counsel
Post Office Box 550
Skiatook, Oklahoma 74070
	Telephone:	(918) 396-3020
	Facsimile:	(918) 396-2521

With a copy to:	Arthur J. Wright
Thompson & Knight L.L.P.
1700 Pacific Avenue, Suite 3300
Dallas, TX 75201
	Telephone:	(214) 969-1303
	Fax No.:	(214) 969-1751

(b)           Either party may change its address for notice by notice to the other party in the manner set forth above. All notices will be deemed to have been duly given at the time of receipt by the party to which such notice is addressed.

16.8                           DTPA Waiver  To the extent applicable to the Assets or any portion thereof, Buyer hereby waives the provisions of the Texas Deceptive Trade Practices Act, Chapter 17, Subchapter E, Section 17.41 through 17.63 inclusive (other than Section 17.555 which is not waived), Tex. Bus. & Com. Code. In order to evidence its ability to grant such waiver, Buyer hereby expressly recognizes and represents to Seller that Buyer is not in a significantly disparate bargaining position and Buyer is represented by legal counsel in this transaction.

16.9                           Waiver  Any failure by and party or parties to comply with its or their obligations, agreements or conditions herein contained may be waived in writing, but not in any other manner, by the party or parties to whom such compliance is owed. No waiver of, or consent to a change in, any of the provisions of this Agreement shall be deemed or shall constitute a wavier of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

16.10                     References.  In this Agreement:

(a)           References to the singular include the plural and vice versa;

(b)           References to any Article or Section means an Article or Section of this Agreement;

(c)           References to any Exhibit or Schedule means an Exhibit or Schedule to this Agreement, all of which are incorporated and made a part of this Agreement;

(d)           Unless expressly provided to the contrary, “hereunder”, “hereof’, “herein” and words of similar import are references to this Agreement as a whole and not to any particular Section or other provision of this Agreement; and

(e)           “Include” and “including” mean include or including without limiting the generality of the description preceding such term.

16.11                     Conspicuousness  The parties agree that provisions in this Agreement in all capital letters or “bold” type satisfy any requirements of the “express negligence rule” and any other requirements at law or in equity that provisions be conspicuously marked or highlighted.

16.12                     Counterparts  This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

16.13                     Invalid Provisions  Should any of the provisions of this Agreement, or portions thereof, be found to be invalid or unenforceable by any court of competent jurisdiction, the remainder of this Agreement shall nonetheless remain in full force and effect.

16.14                     Complete Agreement  This Agreement together with the Exhibits and Schedules attached hereto and the agreements and instruments referred to herein and therein set forth the entire agreement among the parties hereto, and further supersedes any and all prior agreements or understandings, whether oral or written, among the parties hereto pertaining to the specific subject matter identified in this Agreement. The provisions hereof are contractual and not mere recitals. In signing this Agreement, none of the parties has relied upon any statement or representation which is not expressly contained herein and is not relying upon any oral statement or representation pertaining to this matter made by any other party or by anyone in privity with or representing any party. By the signature set forth hereinbelow, the parties to this Agreement acknowledge that they have read the same, they understand the terms and conditions set forth herein, and they shall abide by those terms and conditions.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date hereof.

SELLER’S TAX ID#:	SELLER: Lamamco Drilling Company

	By:	/s/ Stanley J. Miller
STANLEY J. MILLER
Title: Partner

BUYER’S TAX ID#:	BUYER: Linn Energy Holdings, LLC

	By:	/s/ Mark E. Ellis
	Name:	Mark E. Ellis
	Its:	President & COO